Exhibit 10.2

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EXECUTION
FACILITIES AGREEMENT
DATED 5 FEBRUARY, 2026
REVOLVING CREDIT FACILITIES
for
POWERFLEET, INC
arranged by
FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION) (as mandated lead arranger)

CONTENTS

Clause Page
1.    Definitions and Interpretation    1
2.    The Facilities    28
3.    Purpose    29
4.    Conditions of Utilisation    29
5.    Utilisation    31
6.    Repayment    32
7.    Prepayment and Cancellation    32
8.    Interest    35
9.    Interest Periods    36
10.    Changes to the calculation of interest    37
11.    Treatment of Supplements    39
12.    Break Costs    39
13.    Fees    40
14.    Tax Gross-up and Indemnities    40
15.    Increased Costs    47
16.    Other Indemnities    48
17.    Mitigation by the Lender    50
18.    Costs and Expenses    51
19.    Guarantee and Indemnity    52
20.    Representations    56
21.    Information Undertakings    62
22.    Financial Covenants    65
23.    General Undertakings    68
24.    Events of Default    75
25.    Changes to the Lender    81
26.    Changes to the Obligors    84
27.    The Administrative Parties    86
28.    Conduct of Business by the Secured Parties    86
29.    Sharing Among the Finance Parties    86
30.    Finance Party Rights    86
31.    Payment Mechanics    87
32.    Notices    90
33.    Calculations and certificates    92

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34.    Amendments and Waivers    92
35.    Confidential Information    96
36.    Confidentiality of Funding Rates    98
37.    General Provisions    100
38.    Governing Law    102
39.    Enforcement    102
40.    Waiver of immunity    102

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THIS AGREEMENT is made between:
(1)POWERFLEET, INC, a company duly incorporated and registered in the State of Delaware in the United States of America with company number US 83-4366463 with its principal address at 123 Tice Boulevard, Woodcliff Lake, New Jersey, United States of America (the Company);
(2)POWERFLEET, INC, a company duly incorporated and registered in the State of Delaware in the United States of America with company number US 83-4366463 with its principal address at 123 Tice Boulevard, Woodcliff Lake, New Jersey, United States of America and MIX TELEMATICS PROPRIETARY LIMITED, a company incorporated in accordance with the laws of South Africa with registration number 1995/013858/07 (the Borrowers);
(3)THE ENTITIES listed in Schedule 1 (The Parties) as guarantors (the Original Guarantors);
(4)FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division) as mandated lead arranger (in this capacity, the Arranger); and
(5)FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division) as original lender (in this capacity, the Original Lender).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
1.1.13-Month Treasury Bill Rate means, at any time, the United States 3-month Treasury bill rate; with a United States Treasury Bill being a zero coupon debt instrument issued at a discount and representing a claim on the federal government of the United States of America; as available on Bloomberg ticker USGG3M <Index> (or any replacement Bloomberg page which displays that rate) or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source.
1.1.2Acceptable Bank means:
(a)any of Absa Bank Limited, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited or The Standard Bank of South Africa Limited;
(b)any of Bank of America, American Express National Bank or Commerzbank AG;
(c)a bank or financial institution which has an international rating for its long-term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor's Ratings Services or Fitch Ratings Ltd or A1 or higher by Moody's Investor Services Limited, or a comparable rating from an internationally recognised credit rating agency; or
(d)any other bank or financial institution approved by the Lender.

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1.1.3Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).
1.1.4Accounting Principles means, as applicable, (a) IFRS or (b) generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity (which may include IFRS).
1.1.5Additional Business Day means any day specified as such in the Compounded Rate Terms.
1.1.6Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).
1.1.7Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person, or any other Subsidiary of that Holding Company.
1.1.8Agreement means this Agreement, including all schedules.
1.1.9Assignment Agreement has the meaning given to that term in Clause 25.5.5 (Procedure for assignment).
1.1.10Auditors means Deloitte, PwC, KPMG and EY or any other firm approved in advance by the Lender.
1.1.11Authorisation means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration.
1.1.12Availability Period means, in relation to any portion of the Commitment, the period commencing on the Closing Date to and including the date occurring 30 days before the Final Maturity Date (or such later date as may be agreed by the Company and the Lender).
1.1.13Available Commitment means the Lender's Commitment under a Facility minus:
(a)the amount of its participation in any outstanding Loans under that Facility; and
(b)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.
1.1.14Available Facility means the aggregate for the time being of each Lender's Available Commitment in respect of a Facility.
1.1.15Break Costs means all losses and costs calculated by a Lender, acting in a commercially reasonable manner, as arising directly or indirectly pursuant to the termination of any payment obligation and/or the cancellation of any Available Commitment under this Agreement and/or any non-payment under this Agreement or any payment on any day other than the scheduled date for payment under this Agreement and/or any amendment to any provision in this Agreement that relates directly or indirectly to the interest paid or payable under this Agreement and/or the termination or amendment of any fixed rate agreement or any other related hedge or derivative transactions entered into pursuant or in relation to this Agreement, or any modification, unwinding and closing out of any fixed rate agreement or any other related hedge or derivative transactions entered into pursuant or in relation to this Agreement.
1.1.16Break Gains means, if the amount calculated in accordance with the definition of "Break Costs" is a negative amount, such negative amount.

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1.1.17Business Day means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in London and Johannesburg and:
(a)New York; and
(b)(in relation to the fixing of an interest rate for a Loan under Facility A) which is a US Government Securities Business Day; or
(c)in relation to:
(i)any date for payment or purchase of an amount relating to a Compounded Rate Loan; or
(ii)the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period, which is an Additional Business Day.
1.1.18Cash means, at any time, an amount (denominated in USD. ZAR, euros or pounds sterling or any other currency approved by the Lender) of cash in hand, or credit balances or amounts on deposit with an Acceptable Bank to which a member of the Covenant Group is alone (or together with other members of the Covenant Group) beneficially entitled if:
(a)the cash is accessible and may be withdrawn in full by a member of the Covenant Group within 30 days after the relevant date of calculation;
(b)access to and withdrawal of the cash is not contingent on the prior discharge of any indebtedness of any person or the satisfaction of any other condition;
(c)no Security exists over the cash or over claims in respect thereof except for any Security arising under the Security Documents; and
(d)the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.
1.1.19Cash Equivalents means, at any time:
(a)certificates of deposit maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;
(b)any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) invest substantially all their assets in securities of the types described in paragraph (a) above and (iii) can be turned into cash on not more than 30 days' notice; or
(c)any other debt security approved by the Lender in writing, in each case, denominated in USD, ZAR, euros or pounds sterling or another currency approved by the Lender, to which any member of the Covenant Group is alone (or together with other members of the Covenant Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Covenant Group or subject to any Security (other than Security arising under the Security Documents).

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1.1.20Charged Property means all of the assets of a Borrower and other Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
1.1.21Closing Date means the date on which the Lender has notified the Company that it has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent).
1.1.22Code means the US Internal Revenue Code of 1986.
1.1.23Commitment means:
(a)in relation to the Original Lender:
(i)in relation to Facility A, USD10,000,000;
(ii)in relation to Facility B, ZAR180,000,000,
and the amount of any other Commitment transferred to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
1.1.24Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
1.1.25Compounded Rate Interest Payment means the aggregate amount of interest that relates to a Compounded Rate Loan that is, or is scheduled to become, payable under any Finance Document;
1.1.26Compounded Rate Loan means any Loan under Facility B.
1.1.27Compounded Rate Supplement means a document which specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms, as agreed in writing by a Borrower or Lender (as applicable) and which has been made available to a Borrower and each Finance Party.
1.1.28Compounded Rate Terms means the terms set out in the Schedule to this Agreement entitled “Compounded Rate Terms” or in any Compounded Rate Supplement.
1.1.29Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:
(a)the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day;  and
(b)the applicable Credit Adjustment Spread.
1.1.30Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which is agreed in writing by a Borrower and/or the Lender (as applicable) that specifies a calculation methodology for that rate and has been made available to a Borrower and each Finance Party.

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1.1.31Confidential Information means all information relating to a Borrower, any other member of the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:
(a)any member of the Group or any of their advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(c)information that:
(i)is or becomes public information other than as a result of any breach by that Finance Party of Clause 35 (Confidential Information); or
(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of their advisers; or
(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs 1.1.31(c)(i) or 1.1.31(c)(ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(d)any Funding Rate.
1.1.32Confidentiality Undertaking means a written confidentiality undertaking substantially in the recommended form of the Loan Market Association or in any other form agreed between the Company and the Lender.
1.1.33Control means, in relation to any company or organisation or person:
(a)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)cast, or control the casting of, more than 50.00 per cent. of the maximum number of votes that might be cast at a general meeting of that person; or
(ii)appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or
(iii)give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply; and/or
(b)the holding (beneficially or legally) of more than 50.00 per cent. of the issued shares or share capital of that person (excluding any part of that issued shares or share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and Controlled shall be construed accordingly.

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1.1.34Control Event has the meaning given to that term in Clause 7.3 (Mandatory prepayment - change of control or transfer of business).
1.1.35Covenant Group means each Obligor (other than the Company) and each Subsidiary of such Obligor.
1.1.36Credit Adjustment Spread means the rate published for the relevant tenor as a credit adjustment spread for ZARONIA which is notified by the Original Lender to a Borrower. If such rate is not so published, the credit adjustment spread shall be the rate determined by the Original Lender in accordance with prevailing market practice for the relevant tenor and notified to a Borrower, which determination shall be binding absent manifest error.
1.1.37Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Original Lender (or by any other Finance Party which agrees to determine that rate in place of the Original Lender) in accordance with the methodology set out in the Schedule to the Agreement entitled “Cumulative Compounded RFR Rate” or in any relevant Compounding Methodology Supplement which determination shall be binding in the absence of manifest error.
1.1.38Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Original Lender (or by any other Finance Party which agrees to determine that rate in place of the Original Lender) in accordance with the methodology set out in the Schedule to the Agreement entitled “Daily Non-Cumulative Compounded RFR Rate” or in any relevant Compounding Methodology Supplement, which determination shall be binding in the absence of manifest error.
1.1.39Daily Rate means the rate specified as such in the Compounded Rate Terms.
1.1.40Default means:
(a)an Event of Default; or
(b)any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
1.1.41Delegate means any delegate, agent, attorney or co-trustee appointed by the Lender.
1.1.42Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or

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(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
1.1.43Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.
1.1.44Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers);  and
(c)land (including, without limitation, land under water).
1.1.45Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
1.1.46Environmental Law means any applicable law or regulation which relates to:
(a)the pollution or protection of the Environment;
(b)harm to or the protection of human health;
(c)the conditions of the workplace;  or
(d)the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
1.1.47Environmental Permit means any permit, licence, consent, approval or other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Obligors or any member of the Group conducted on or from any of the properties owned or used by the Obligors or any member of the Group.
1.1.48Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default).
1.1.49Existing Facilities Agreement means:
(a)the facilities agreement dated on or about 7 March, 2024 between, among others, Powerfleet, Inc. and FirstRand Bank Limited (acting through its Rand Merchant Bank division); and
(b)the facilities agreement dated on or about 27 September, 2024 between, among others, Powerfleet, Inc. and FirstRand Bank Limited (acting through its Rand Merchant Bank division).
1.1.50Existing Finance Document means each "Finance Document" as defined in the Existing Facilities Agreements.
1.1.51Facility means Facility A and Facility B.

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1.1.52Facility A means the USD-denominated revolving credit facility made available under this Agreement as described in Clause 2.1 (Facility A).
1.1.53Facility A Commitment means USD10,000,000 to the extent not cancelled, transferred or reduced by it under this Agreement.
1.1.54Facility A Lender means:
(a)the Original Lender;
(b)any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 25 (Changes to the Lender) of this Agreement, which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
1.1.55Facility B means the ZAR-denominated revolving credit facility made available under this Agreement as described in Clause 2.2 (Facility B).
1.1.56Facility B Commitment means ZAR180,000,000 to the extent not cancelled, transferred or reduced by it under this Agreement.
1.1.57Facility B Lender means:
(a)the Original Lender;
(b)any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 25 (Changes to the Lender) of this Agreement, which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
1.1.58Facility Outstandings means at any time, the aggregate of all amounts of loan principal, accrued interest, Break Costs, fees and all other amounts outstanding under the Finance Documents (including, without limitation, any claim as a result of any recovery by a Borrower or another person of a payment or discharge under the Finance Documents on the grounds of preference, and each amount which would be included in any of the above but for any discharge, non-provability or unenforceability of a claim in any insolvency or other proceedings).
1.1.59Fallback Interest Period means 1 Month.
1.1.60FATCA means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a); or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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1.1.61FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
1.1.62FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
1.1.63Fee Letter means:
(a)any letter or letters entered into by reference to this Agreement, dated on or about the date of this Agreement, between one or more Finance Parties and the Company setting out any of the fees referred to in Clause 13 (Fees); and
(b)any agreement setting out fees payable to a Finance Party referred to in this Agreement or under any other Finance Document.
1.1.64Final Discharge Date means the date on which:
(a)the Facility Outstandings have been irrevocably and unconditionally finally paid and discharged in full (whether or not as a result of enforcement); and
(b)no Finance Party has any commitment whatsoever to provide finance or any other form of credit or financial accommodation to any person under any Finance Document.
1.1.65Final Maturity Date means:
(a)in respect of Facility A, the date on which the first anniversary of the Closing Date occurs;
(b)in respect of Facility B, the date on which the first anniversary of the Closing Date occurs.
1.1.66Finance Document means:
(a)this Agreement;
(b)each Security Document;
(c)any Fee Letter;
(d)any Utilisation Request;
(e)any Transfer Certificate;
(f)any Compliance Certificate;
(g)any document amending any Finance Document referred to in paragraphs (a) to (f) above, and any other document designated as such by the Lender and the Company.
1.1.67Finance Parties means the Lender or the Arranger (and Finance Party, as the context requires, means any of them).
1.1.68Financial Indebtedness means any indebtedness for or in respect of:
(a)moneys borrowed, credit provided and debit balances at banks or other financial institutions;

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(b)any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)any amount raised pursuant to any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any Finance Lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any payment obligations;
(h)any amount raised by the issue of shares which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is mandatorily redeemable or redeemable at the option of its holder or are otherwise classified as borrowings under the Accounting Principles;
(i)any amount raised under any other transaction of any kind (including any forward sale or purchase agreement, sale and sale back or sale and leaseback) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; and
(j)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i).
1.1.69Funding Rate means any individual rate notified by a Lender to the Company pursuant to Clause 10.4.1(b) (Cost of funds).
1.1.70Group means the Company and its Subsidiaries from time to time.
1.1.71Group Structure Chart means the structure diagram delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) and Schedule 2 (Conditions Precedent) on or before the Closing Date.
1.1.72Guarantor means:
(a)each Original Guarantor;
(b)an Additional Guarantor,
which has not ceased to be a Guarantor in accordance with the terms of Clause 26.3 (Resignation of a Guarantor) of this Agreement.
1.1.73Historic RFR means, in relation to an RFR Banking Day, the most recent RFR for a day which is no more than 3 RFR Banking Days before that RFR Banking Day.
1.1.74Historic Term SOFR means, in relation to the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan and which is as of a day which is no more than 3 US Government Securities Business Days before the Quotation Day.

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1.1.75Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
1.1.76IFRS means international accounting standards within the meaning of IAS Regulation (EC) No 1606/2002 of the European Parliament and of the Council of the European Union, to the extent applicable to the relevant financial statements.
1.1.77Insurance means any contract or policy of insurance and reinsurance taken out by or on behalf of any Obligor or under which it has a right to claim.
1.1.78Intellectual Property Rights means:
(a)any know-how, patent, trade mark, service mark, design, invention, trading or business name, domain name, topographical or similar right;
(b)any copyright, data base or other intellectual property right; or
(c)any interest and rights to use (including by way of licence) in the above, in each case whether registered or not, and includes any related application.
1.1.79Interest Payment Date means:
(a)31 March, 30 June, 30 September and 31 December each year;
(b)the Final Maturity Date,
with the first Interest Payment Date being 31 March, 2026.
1.1.80Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
1.1.81Interpolated Historic Term SOFR means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)the most recent applicable Term SOFR (as of a day which is not more than 5 US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of the Loan, SOFR for a day which is no more than 5 US Government Securities Business Days (and no less than 2 US Government Securities Business Days) before the Quotation Day; and
(b)the most recent applicable Term SOFR (as of a day which is not more than 5 days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan.
1.1.82Interpolated Term SOFR means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:

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(i)the applicable Term SOFR (as of 11.00 am London time on the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of the Loan, SOFR for the day which is 2 US Government Securities Business Days before the Quotation Day; and
(b)the applicable Term SOFR (as of 11.00 am London time on the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan.
1.1.83Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
1.1.84Legal Reservations means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and secured creditors;
(b)the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of acquiescence, set-off or counterclaim;
(c)similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided to a Finance Party in connection with the Finance Documents.
1.1.85Lenders means:
(a)the Original Lender; and
(b)any bank, financial institution, trust, fund or other entity which becomes a Party as a Lender after the date of this Agreement in accordance with Clause 25 (Changes to the Lender), in each case, which has not ceased to be a Party in accordance with the terms of this Agreement (and Lender, as the context requires, means any of them).
1.1.86Loan means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan.
1.1.87Main Street 2000 means Main Street 2000 Proprietary Limited, a company incorporated in accordance with the laws of South Africa with registration number 2023/973516/07.
1.1.88Margin means:
(a)in respect of Facility A, if no Event of Default is continuing, 2.50 per cent.;
(b)in respect of Facility B, if no Event of Default is continuing, 1.95 per cent.; and

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(c)with effect from the date of occurrence of an Event of Default and for so long as it is continuing, the Margin detailed in paragraph (a) or (b) as applicable, plus 2.00 per cent.
1.1.89Market Disruption Rate means:
(a)in respect of Facility A, the percentage rate per annum which is the aggregate of the Reference Rate and 0.27 per cent., being the credit adjustment spread at the date of this Agreement; and
(b)in respect of Facility B, the rate specified as such in the Compounded Rate Terms.
1.1.90Material Adverse Effect means a material adverse effect on:
(a)the business, assets or financial condition of a Borrower and/or the Group (taken as a whole);
(b)the ability of a Borrower to perform its payment or other material obligations (other than its obligations under Clause 22 (Financial Covenants)) under the Finance Documents; or
(c)the validity or enforceability of any Finance Document which is adverse to the interests of the Lender under the Finance Documents.
1.1.91Mix Telematics means Mix Telematics Proprietary Limited, a company incorporated in accordance with the laws of South Africa with registration number 1995/013858/07.
1.1.92Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and
(d)in addition in relation to any period for the accrual of commission or fees, the rules specified as "Business Day Conventions" in the Compounded Rate Terms shall apply.
The above rules will only apply to the last Month of any period.
1.1.93New Lender has the meaning given to that term in Clause 25 (Changes to the Lender).
1.1.94Non-Consenting Lender has the meaning given to that term in Clause 34.4 (Replacement of Lender).
1.1.95Obligor means each Borrower and each Guarantor.

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1.1.96Obligors' Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).
1.1.97Original Financial Statements means, in relation to the Company, its audited consolidated financial statements for its financial year ended December, 2024.
1.1.98Party means a party to this Agreement.
1.1.99Perfection Requirements means the making of the appropriate registrations, filings or notifications of the Security Documents as specifically contemplated by any legal opinion.
1.1.100Permitted Acquisition means any acquisition:
(a)of assets for cash where the aggregate consideration paid does not exceed 10 per cent. of consolidated EBITDA of the Group in any financial year; or
(b)made with the express prior written consent of the Lender.
1.1.101Permitted Disposal means any disposal:
(a)arising in the ordinary course of business;
(b)of shares in any Subsidiary provided the net proceeds are applied (if required to be applied) in prepayment in accordance with this Agreement;
(c)arising as a result of a Permitted Distribution;
(d)arising as a result of any Permitted Security;
(e)of assets for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other disposal not allowed under the preceding paragraph) does not exceed USD2,500,000 (or its equivalent in any other currency or currencies) in any financial year; or
(f)made with the express prior written consent of the Lender.
1.1.102Permitted Distribution means:
(a)the payment of a cash distribution by the Company, provided that it provides a Compliance Certificate satisfactory to the Lender evidencing:
(i)the Covenant Group has had a Consolidated Total Borrowings to Consolidated EBITDA ratio of less than 2.00 to 1 during the Measurement Period immediately prior to the proposed cash distribution; and
(ii)the Covenant Group will maintain a Consolidated Total Borrowings to Consolidated EBITDA ratio of less than 2.00 to 1 for the next 12 Months following the proposed cash distribution;
(b)the payment of a cash distribution by a member of the Covenant Group to another member of the Covenant Group;
(c)the payment of a cash distribution made with the express prior written consent of the Lender.
1.1.103Permitted Financial Indebtedness means:
(a)any Financial Indebtedness incurred under the Finance Documents;

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(b)any Financial Indebtedness incurred under the Existing Finance Documents;
(c)any Financial Indebtedness incurred under intracompany loans made between any Obligors from time to time;
(d)any Financial Indebtedness incurred under finance or capital leases or instalment credit agreements in respect of vehicles, plant, equipment or computers;
(e)any Financial Indebtedness arising under a Permitted Guarantee, a Permitted Loan or as permitted by Clause 23.26 (Treasury Transactions);
(f)any Financial Indebtedness in respect of any loans advanced to the Company by any shareholder, on the condition that:
(i)that shareholder advances the amount of such loan to the Company, which, further in turn, if destined for another member of the Group, disburses those funds to that member of the Group;
(ii)for the purposes of this paragraph (f):
(A)that shareholder may provide funding only to the Company;
(B)save as set out in paragraph (A) above, that shareholder may not acquire any claim directly against another member of the Group; and
(iii)all claims of that shareholder against the Company which arise as a result are:
(A)subordinated to the claims of the Finance Parties under the Finance Documents on terms acceptable to the Lender; and
(B)subject to Transaction Security in form and substance satisfactory to the Lender;
(g)any Financial Indebtedness arising under any trade credit incurred in the ordinary course of its trading activities, on the creditor's standard or usual terms and which has a credit term of not more than 90 days;
(h)any Financial Indebtedness not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed USD2,500,000 (or its equivalent in any other currency or currencies) in aggregate for the Obligors at any time; or
(i)any other Financial Indebtedness incurred with the express prior written consent of the Lender.
1.1.104Permitted Guarantee means:
(a)any guarantee arising under the Finance Documents;
(b)any guarantee arising under the Existing Finance Documents;
(c)any guarantee permitted under Clause 23.19 (Financial Indebtedness);
(d)any guarantee given in respect of the netting or set-off arrangements permitted pursuant to "Permitted Security";

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(e)any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;
(f)any guarantee not permitted by the preceding paragraphs and in respect of Financial Indebtedness which does not exceed USD2,500,000 (or its equivalent in any other currency or currencies) in aggregate for the Obligors at any time; or
(g)any other guarantee provided with the express prior written consent of the Lender.
1.1.105Permitted Joint Venture means any investment in any Joint Venture with the prior written consent of the Lender.
1.1.106Permitted Loan means:
(a)any intercompany loan set out in Schedule 10 (Intercompany Loans as at 31 December, 2025);
(b)any loan made by an Obligor to another Obligor;
(c)any loan made by an Obligor to another member of the Group (which is not an Obligor) on the condition that no Default has occurred and is continuing nor will result from the advance of any such loan;
(d)a loan made by an Obligor to an employee or director of any Obligor if the amount of that loan when aggregated with the amount of all loans to employees and directors by Obligors does not exceed USD500,000 (or its equivalent in any other currency or currencies) at any time;
(e)any loan (other than as permitted by the preceding paragraphs) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed USD2,500,000 (or its equivalent in any other currency or currencies) at any time; or
(f)any other loans or credit provided with the express prior written consent of the Lender.
1.1.107Permitted Security means:
(a)any Security given or purported to be given as Transaction Security;
(b)any Quasi-Security arising as a result of a Permitted Disposal;
(c)any Security or Quasi-Security given or purported to be given under the Existing Finance Documents;
(d)any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Obligor;
(e)any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Obligors;
(f)any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Obligor other than

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any permitted in the preceding paragraphs) does not exceed USD2,500,000 (or its equivalent in other currencies); or
(g)any Security granted with the express prior written consent of the Lender.
1.1.108Permitted Share Issue means an issue of:
(a)shares by an Obligor, paid for in full in cash upon issue, provided that (i) those shares by their terms (or by the terms of any security into which they may be convertible or for which they may be exchangeable) are not mandatorily redeemable or redeemable at the option of a holder; (ii) such issue does not lead to a Control Event;
(b)shares other than as permitted above with the express prior written consent of the Lender.
1.1.109Powerfleet Canada means Powerfleet Canada Holdings Inc, a company incorporated in accordance with the laws of the province of Ontario, Canada, with business number 1000990713.
1.1.110Quasi-Security has the meaning given to that term in Clause 23.13 (Negative pledge).
1.1.111Quotation Day means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for dollars will be determined by the Original Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
1.1.112Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
1.1.113Reference Rate means:
(a)the applicable Term SOFR as of 11.00 am London time on the Quotation Day and for a period equal in length to the Interest Period of the Loan; or
(b)as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.
1.1.114Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
1.1.115Relevant Jurisdiction means, in relation to an Obligor:
(a)the jurisdiction under whose laws that Obligor is incorporated or established;
(b)any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

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(c)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
1.1.116Relevant Market means:
(a)in relation to Facility A, the market for overnight cash borrowing collateralised by US Government securities;
(b)in relation to Facility B, the market specified as such in the Compounded Rate Terms.
1.1.117Repeating Representations means each of the representations set out in Clause 20.1 (Status) to Clause 20.8 (No immunity) inclusive, Clause 20.13 (No default), Clause 20.14 (No misleading information), Clause 20.15 (Financial statements), Clause 20.17 (No breach of laws), Clause 20.19 (Anti-corruption law and Sanctions) , Clause 20.21 (Good title to assets) to Clause 20.24 (Intellectual Property Rights), Clause 20.26 (Pari Passu Ranking) and Clause 20.28 (Authorised Signatures).
1.1.118Representative means any representative, delegate, agent, manager, administrator, nominee, attorney, trustee, custodian, receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
1.1.119Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
1.1.120Sanctioned Entity means:
(a)a person, country or territory which is listed on a Sanctions List or is subject to Sanctions;
(b)a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to or the target of comprehensive country Sanctions.
1.1.121Sanctioned Transaction means the use of the proceeds of a Facility for the purpose of financing or providing any credit, directly or indirectly, to:
(a)a Sanctioned Entity; or
(b)any other person or entity, if the Obligor has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions.
1.1.122Sanctions means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority.
1.1.123Sanctions Authority means:
(a)the United Nations;
(b)the European Union;
(c)the Council of Europe (founded under the Treaty of London, 1946);

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(d)the government of the United States of America;
(e)the government of the United Kingdom,
and any of their governmental authorities and agencies, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, His Majesty's Treasury (HMT) and the French Ministry of Finance.
1.1.124Sanctions List means:
(a)the Specially Designated Nationals and Blocked Persons List maintained and published by OFAC;
(b)the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT, and any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.
1.1.125Secured Party means any Finance Party, any Receiver and any Delegate.
1.1.126Security means a mortgage, mortgage bond, notarial bond, cession in security, pledge, hypothec, lien, charge, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
1.1.127Security Document means:
(a)the security agreement creating Security over the shares in and claims against Main Street 2000 Proprietary Limited;
(b)the security agreement creating Security over the shares in and claims against I.D. Systems, Inc and Powerfleet Canada;
(c)any other document evidencing or creating any security over any asset of any Obligor to secure any obligation of an Obligor to a Finance Party under the Finance Documents agreed to by the Company and the Lender.
1.1.128Shareholder Contribution means the aggregate amount of:
(a)the subscription price received by the Company in respect of shares subscribed for by a shareholder in the share capital of the Company, provided such share issue is a Permitted Share Issue permitted pursuant to paragraph (a) of the definition of "Permitted Share Issue";  or
(b)the proceeds of loans advanced to the Company by a shareholder where any Financial Indebtedness arising as a result is Permitted Financial Indebtedness permitted under paragraph (f) of the definition of "Permitted Financial Indebtedness".
1.1.129SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

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1.1.130Subsidiary means any person (referred to as the first person) in respect of which another person (referred to as the second person):
(a)holds a majority of the voting rights in that first person;
(b)has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or
(c)controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or has the power to direct the operating and financial policies of the first person whether through ownership of voting capital by contract or otherwise;
or if the first person is a Subsidiary of a person that it is itself a Subsidiary of the second person. A Subsidiary shall include any person the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.
1.1.131Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
1.1.132Term SOFR means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
1.1.133Total Commitments means the aggregate of the Facility A Commitments and the Facility B Commitments.
1.1.134Trade Instruments means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Obligor arising in the ordinary course of trading of that Obligor.
1.1.135Transaction Security means the Security created or expressed to be created in favour of the Finance Parties pursuant to the Security Documents.
1.1.136Transfer has the meaning given to it in Clause 25.1 (Assignments and transfers by the Lender).
1.1.137Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the relevant Borrower.
1.1.138Transfer Date means, in relation to a Transfer, the later of:
(a)the proposed Transfer Date specified in the Transfer Certificate; and
(b)the date on which the Lender executes the Transfer Certificate.
1.1.139Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
1.1.140UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland.

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1.1.141Unpaid Sum means any sum due and payable but unpaid by a Borrower under the Finance Documents.
1.1.142US means the United States of America.
1.1.143US Government Securities Business Day means any day other than:
(a)a Saturday or a Sunday;  and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
1.1.144Utilisation means the utilisation of a Facility by means of a Loan.
1.1.145Utilisation Date means the date on which a Loan is to be made.
1.1.146Utilisation Request means in respect of a Loan requested under a Facility, a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).
1.1.147VAT means:
(a)value added tax as provided for in the South African Value Added Tax Act, 1991, and any general service Tax or other Tax of a similar nature in a jurisdiction other than South Africa; or
(b)any other tax of a similar nature, whether imposed in the UK, a member state of the European Union or South Africa in substitution for, or levied in addition to, such tax referred to in paragraph 1.1.147(a), or imposed in any other jurisdiction.
1.1.148ZARONIA means the South African Rand overnight index average administered by the South African Reserve Bank (or any other person which takes over the administration of that rate) published by the South African Reserve Bank (or any other person which takes over the publication of that rate).
1.2Financial definitions
In this Agreement the following terms have the meanings set out below:
1.2.1Consolidated EBITDA, in relation to any Measurement Period, means the aggregate of the consolidated operating income of the Covenant Group, before taxation (excluding the results from discontinued or sold operations), in each case, for that period (without double counting):
(a)before deducting any Interest, commission, fees payable in respect of any Financial Indebtedness, discounts, prepayment fees, premiums or charges and any other finance payments and accrued as an obligation of any member of the Covenant Group, whether or not paid, payable, deferred or capitalised during that Measurement Period;
(b)after adding any amount attributable to any depreciation or amortisation of assets and any charge for impairment and taking no account of the reversal of any previous impairment charge made in that Measurement Period;
(c)after deducting the amount of any profit or adding back the amount of any loss of any member of the Covenant Group which is attributable to minority interests;

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(d)before taking into account any unrealised gains or losses on any derivative instrument (other than any financial instrument which is accounted for on a hedge accounting basis);
(e)before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;
(f)before taking into account any gain or loss arising on the disposal of any property, plant or equipment;
(g)before taking into account any Exceptional Items which have been expensed through the income statement for that Measurement Period up to an aggregate maximum amount of USD10,000,000 (or its equivalent in any other currency or currencies);
(h)before taking into account any exceptional, once-off, non-recurring or extraordinary items relating to the restructuring of any member of the Covenant Group for the purposes of maximising returns;
(i)whilst continuing to treat each operating lease as an operating lease for accounting purposes notwithstanding any change (or the implementation of any change) to IFRS on or after 1 January 2019;
(j)after adding the amount of cash received by any member of the Covenant Group through distributions by any associate entity or investment (which is not a member of the Covenant Group) in which any member of the Covenant Group has an ownership interest;
(k)after adding back any costs relating to share-based employment payments and foreign exchange gains and losses, after adding back any one-off acquisition fees and expenses actually incurred.
1.2.2Consolidated Total Borrowings in respect of the Covenant Group, at any time, means the aggregate at that time of the Financial Indebtedness of the members of the Covenant Group from sources external to the Covenant Group calculated at its nominal or principal amount or, if greater, the maximum amount payable on repayment or redemption of the relevant liabilities.
1.2.3Consolidated Total Finance Costs, in relation to any Measurement Period, means all Interest accrued in relation to Consolidated Total Borrowings during such period as an obligation of any member of the Covenant Group (whether or not paid or capitalised during or deferred for payment after such period), calculated on a consolidated basis, and taking into account any net payment or net receipt under any derivative transaction entered into by any member of the Covenant Group.
1.2.4Consolidated Total Net Borrowings means, at any time, Consolidated Total Borrowings less the aggregate amount at that time of all Group Cash and Group Cash Equivalents held by members of the Covenant Group.
1.2.5Covenant Group Net Leverage Ratio means, on any applicable Measurement Date, the ratio of Consolidated Total Net Borrowings on that Measurement Date to Consolidated EBITDA for the Measurement Period ending on that date.
1.2.6Covenant Group Interest Cover Ratio means, on any applicable Measurement Date, the ratio of Consolidated EBITDA to Consolidated Total Finance Costs for the Measurement Period ending on that date.

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1.2.7Exceptional Items means any exceptional, once-off, non-recurring or extraordinary items, including, but not limited to, items of an unusual or non-recurring nature which represent gains or losses arising on:
(a)the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(b)disposals, revaluations, provisions, write-downs or impairment of non-current assets or any reversal of any provisions or write-down or impairment; or
(c)disposals of assets associated with discontinued operations.
1.2.8Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with IFRS in force be treated as a balance sheet liability, save for any Operating Lease.
1.2.9Interest means:
(a)interest and amounts in the nature of interest accrued;
(b)prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness;
(c)discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of letters of credit and guarantees;
(d)any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument, taking into account any premiums payable;
(e)any dividends on shares if those shares constitute Financial Indebtedness for purposes of this Agreement; and
(f)any other payments and deductions of similar effect (including the finance cost element of Finance Leases), and includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes Lender's and front-end, management, arrangement and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents).
1.2.10Measurement Date means:
(a)in relation to a Compliance Certificate referred to in Clause 21.2.1(a), the last day of March, June, September and December of each year, with the first Measurement Date being the last day of the third full quarter after the Closing Date;
(b)in relation to a Compliance Certificate referred to in Clause 21.2.1(b) (Compliance Certificate), the date of the Utilisation Request delivered to the Lender; and
(c)in relation to a Compliance Certificate referred to in Clause 21.2.1(c) (Compliance Certificate), the date of the applicable notice delivered by the Lender to the Company pursuant to that Clause.
1.2.11Measurement Period means each period of 12 months ending on a Measurement Date.

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1.2.12Operating Lease means any lease contract (concluded either prior to or after 1 January, 2019) which would have been classified as an operating lease under IFRS16 prior to 1 January, 2019 and solely as a result of changes to IFRS with effect from 1 January, 2019 is now classified as a Finance Lease.
1.2.13Specified Measurement Date means any Measurement Date contemplated in paragraph (a) of Clause 1.2.10.
1.3Construction
1.3.1In this Agreement, unless inconsistent with the context, any reference to:
(a)the Arranger, the Lender, any Secured Party, any Finance Party, any Party or any other person shall be construed so as to include its successors in title, permitted assigns and transferees to, or of, its rights and/or obligations under the Finance Documents;
(b)a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Lender or, if not so agreed, is in the form specified by the Lender;
(c)an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;
(d)assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;
(e)authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;
(f)a Lender's cost of funds in relation to its participation in the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan for a period equal in length to the Interest Period of the Loan;
(g)a disposal means a sale, transfer, cession, assignment, donation, grant, lease, licence or other alienation or disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;
(h)distribution means a transfer by a person of money or other assets of that person (other, in the case of a company, than its own shares) to, or to the order (or otherwise for the benefit) of, one or more of its shareholders, members or partners or another entity within the same group, including any principal or interest in respect of amounts due (whether in respect of a loan or otherwise); any dividend (including any interest on any unpaid amount of a dividend), charge, fee, royalty, consideration or other distribution (whether in cash or in kind); any repayment or distribution of any share premium account or other capital; and the payment of any management, advisory or other fee;
(i)a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated, including an amendment providing for any increase in the amount of a facility or any additional facility or replacement facility;

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(j)a guarantee any guarantee, bond, letter of credit, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;
(k)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(l)a Party or any other person includes its successors in title, permitted assigns and permitted transferees;
(m)a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;
(n)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(o)a provision of law is a reference to that provision as extended, applied, amended or re-enacted from time to time, and includes any subordinate legislation. Where such a reference is to a provision of law other than the law of England and Wales, then that provision shall have the meaning given to it in the relevant jurisdiction;
(p)one gender includes a reference to the others; the singular includes the plural and vice versa; natural persons include juristic persons and vice versa; and
(q)a time of day is a reference to Johannesburg time unless otherwise specified.
1.3.2Section, Clause and Schedule headings are for ease of reference only, and do not in any way affect the interpretation of a Finance Document.
1.3.3Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
1.3.4A Default (other than an Event of Default) is continuing if it has not been remedied within any applicable remedy period expressly provided for in a Finance Document or waived, and an Event of Default is continuing if it has not been waived.
1.3.5If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.
1.3.6The Schedules to a Finance Document form an integral part thereof and a reference to a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement.
1.3.7The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

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1.3.8The use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific examples.
1.3.9The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.
1.3.10The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.
1.3.11Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as excluding that particular day and including the last day of such period.
1.3.12The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
1.3.13Unless a contrary indication appears, all accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with the Accounting Principles.
1.3.14Unless the contrary intention appears:
(a)any obligations of a Borrower or an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of a Borrower is or may be or is capable of becoming outstanding under the Finance Documents; and
(b)any obligations of a Borrower or an Obligor under the Finance Documents includes an obligation on that person not to contract or agree to do something or not to do something which would breach that first obligation, unless such contract or agreement is conditional on the approval of the Lender.
1.3.15A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(a)any replacement page of that information service which displays that rate; and
(b)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Company.
1.4Currency symbols and definitions
$, USD and dollars denote the lawful currency of the United States of America.
R, ZAR and rand denote the lawful currency of South Africa.

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1.5Third party rights
1.5.1Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
1.5.2Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5.3Any Receiver or Delegate may, subject to this Clause 1.5 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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SECTION 2
THE FACILITIES
2.THE FACILITIES
2.1Facility A
Subject to the terms of this Agreement, the Facility A Lender makes available to the Company a USD-denominated revolving credit facility in an amount equal to the Facility A Commitments.
2.2Facility B
Subject to the terms of this Agreement, the Facility B Lender makes available to Mix Telematics a ZAR-denominated revolving credit facility in an amount equal to the Facility B Commitments.
2.3Finance Parties' rights and obligations
2.3.1The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
2.3.2The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights, and any debt arising under the Finance Documents to a Finance Party from a Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.3.3. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Borrower which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Lender on its behalf) is a debt owing to that Finance Party by that Borrower.
2.3.3A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4Obligors' Agent
2.4.1Each Obligor (other than the Company) by its execution of this Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(a)the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(b)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

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and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
2.4.2Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
3.PURPOSE
3.1Purpose
A Borrower shall apply all amounts borrowed by it under the Facilities directly or indirectly for general corporate purposes and for no other purpose whatsoever.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial conditions precedent
Subject to Clause 2.1 (Facility), a Utilisation Request may not be given (and the Lender has no obligation to advance any Loan or provide any other form of credit or financial accommodation under the Finance Documents to any person) unless the Lender has notified the Company that it has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender and the Lender shall notify the Company as soon as reasonably practicable upon the Lender being so satisfied.
4.2Further conditions precedent
Subject to the terms of this Agreement, the Lender will only be obliged to participate in a Loan in relation to a Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:
4.2.1all the representations and warranties in Clause 20 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects; and
4.2.2no Default is continuing or would result from the proposed Utilisation.
4.3Waiver or deferral of conditions precedent
Each condition precedent referred to in this Clause 4 (Conditions of Utilisation) is for the benefit solely of the Finance Parties. The Lender may by written notice to the Company to such effect, waive or defer delivery of any condition precedent, in whole or in part, and subject to such other conditions (if any) as it may determine.

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4.4Maximum number of Utilisations
A Borrower may not deliver more than one Utilisation Request per Facility in each calendar month.
4.5Closing Date
If the Closing Date has not occurred by 23h59 on 28 February, 2026 (or such later date as may be agreed by the Original Lender), the Total Commitments shall immediately, automatically and without a requirement for notice to be given to any person, be cancelled and reduced to zero.

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SECTION 3
UTILISATION
5.UTILISATION
5.1Delivery of the Utilisation Request
A Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10h00 on the date falling three Business Days prior to the proposed Utilisation Date (or such shorter period agreed by the Lender).
5.2Completion of a Utilisation Request
5.2.1A Utilisation Request will not be regarded as having been duly completed unless:
(a)the proposed Utilisation Date is a Business Day within the Availability Period; and
(b)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).
5.2.2Only one Loan may be requested in a Utilisation Request.
5.3Currency and amount
5.3.1The currency specified in a Utilisation Request:
(a)in respect of Facility A, must be USD; and
(b)in respect of Facility B, must be ZAR.
5.3.2The amount of the proposed Loan:
(a)under Facility A must be a minimum of USD500,000 and integral multiples of USD100,000 or, if less, the Available Facility; and
(b)under Facility B must be a minimum of ZAR10,000,000 and integral multiples of ZAR5,000,000 or, if less, the Available Facility; and
5.4Lender's participation
If the conditions set out in this Agreement have been met, the Lender shall advance and lend to the relevant Borrower, who shall borrow from the Lender, the Loan to be advanced under the relevant Facility.
5.5Cancellation of Commitment
The Commitments which, at that time, are unutilised, and in respect of which no Utilisation Request has been delivered, shall be immediately cancelled at 11:00 a.m. on the last day of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.REPAYMENT
Each Borrower which has drawn a Loan shall repay that Loan on the Final Maturity Date.
7.PREPAYMENT AND CANCELLATION
7.1Mandatory Prepayment - illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
7.1.1that Lender shall notify the relevant Borrower as soon as reasonably practicable upon becoming aware of that event; upon the Lender notifying the relevant Borrower, the Available Commitment of that Lender will be immediately cancelled; and
7.1.2the relevant Borrower shall repay that Lender's participation in the Loans (together with all other Facility Outstandings due to that Lender) on the last day of the Interest Period for each Loan occurring after the Lender has notified that Borrower or, if earlier, the date specified by the Lender in the notice delivered to the relevant Borrower (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitments shall be cancelled in the amount of the participations repaid.
7.2Mandatory prepayment - sanctions
7.2.1If:
(a)any member of the Covenant Group:
(i)is or becomes a Sanctioned Entity;
(ii)participates in any manner in any Sanctioned Transaction; or
(iii)contravenes any Sanctions, or it is targeted under any Sanctions; or
(b)any direct or indirect shareholder of the Company becomes a Sanctioned Entity, the Company shall notify the Lender promptly upon becoming aware of that event.
7.2.2If any event contemplated by Clause 7.2.1 occurs, the following shall apply:
(a)the Lender shall not be obliged to fund any Utilisation; and
(b)if a Lender so requires, the Lender shall cancel the Commitments of that Lender and declare the participation of that Lender in the outstanding Loans, together with all other Facility Outstandings due to that Lender, due and payable, whereupon the Commitments of that Lender will be cancelled immediately and all such outstanding amounts will become due and payable on the last day of the Interest Period for each Loan occurring after the Lender has so notified the Company or, if earlier, the date specified by the Lender in that notice (being no earlier than the last day of any applicable grace period permitted by law or other legal obligation of any Finance Party).

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7.3Mandatory prepayment - change of control or transfer of business
If, at any time:
7.3.1without the written approval of the Lender, the shares in the capital of the Company are not admitted to trading on the NASDAQ or JSE (or any other investment stock exchange reasonably acceptable to the Finance Parties);
7.3.2without the written approval of the Lender, the Company does not, or ceases to, hold legally and beneficially, and have the right to vote as it sees fit, directly or indirectly, 100 per cent. of the issued share capital of any Obligor, or otherwise ceases to Control any Obligor;
7.3.3there is one or more sales (whether in a single transaction or a series of related transactions), over the term of this Agreement, of assets or any one or more member of the Covenant Group which, on a cumulative basis taking account of each such asset's dollar contribution (direct or indirect) to Consolidated EBITDA of the Covenant Group, aggregate more than 33.33 per cent. of Consolidated EBITDA of the Covenant Group,
(each a Control Event) the Company shall promptly notify the Lender upon becoming aware of that Control Event, and the following shall apply:
(a)a Lender shall not be obliged to fund any Utilisation; and
(b)if a Lender so requires, the Lender shall, by notice to the relevant Borrower, immediately cancel the Commitments of that Lender and declare the participation of that Lender in all outstanding Loans, together with all other Facility Outstandings due to that Lender immediately due and payable, whereupon the Commitments of that Lender will be cancelled immediately and all such outstanding amounts will become immediately due and payable.
7.4Voluntary prepayment
7.4.1A Borrower may, if it gives the Lender not less than 3 Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of a Loan under Facility A by a minimum amount of USD500,000 and integral multiples of USD100,000 or a Loan under Facility B by a minimum amount of ZAR10,000,000 and integral multiples of ZAR5,000,000).
7.4.2Notwithstanding the provisions in the Agreement that regulate the voluntary prepayment of Loans, the Parties agree that a Borrower may if it gives the Original Lender prior notice not less than 5 RFR Banking Days (or such shorter period as the Original Lender may agree) prepay the whole or any part of any Compounded Rate Loan.
7.4.3Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
7.5Voluntary Cancellation
7.5.1The Company may, if it gives not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD500,000) of the Available Facility under Facility A.
7.5.2The Company may, if it gives not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of ZAR10,000,000) of the Available Facility under Facility B.

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7.5.3Any cancellation under this Clause shall reduce the Commitments of the Lenders under a Facility rateably.
7.6Application of prepayments
Any amount to be applied in prepayment of Loans and other Facility Outstandings in accordance with this Agreement must be applied to the Loans and other Facility Outstandings pro rata.
7.7Restrictions
7.7.1Any notice of cancellation, prepayment, authorisation or other election given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
7.7.2Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
7.7.3A Borrower shall not cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
7.7.4No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
7.7.5If the Lender receives a notice under this Clause 7 it shall as soon as reasonably possible forward a copy of that notice to the Company.

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SECTION 5
COSTS OF UTILISATION
8.INTEREST
8.1Calculation of interest – Loans under Facility A
Subject to the other provisions of this Clause, the rate of interest on each Loan under Facility A for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1Margin; and
8.1.2Reference Rate.
8.2Calculation of interest – Compounded Rate Loans
8.2.1The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin;  and
(b)Compounded Reference Rate for that day.
8.2.2If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
8.2.3Interest on each Compounded Rate Loan (save for any overdue amount) shall:
(a)be calculated inclusive of the first day and exclusive of the last day of each Interest Period for which it is calculated;
(b)accrue at the interest rate set out in Clause 8.2.1 (Calculation of interest – Compounded Rate Loans) above on a day-to-day basis, with the Daily Non-Cumulative Compounded RFR Rate being calculated in accordance with the Schedule to this Agreement entitled “Daily Non-Cumulative Compounded RFR Rate” of this Agreement;
(c)be calculated on the actual number of days elapsed and, for the purposes of calculation, based on a year of 365 days, irrespective of whether the year in question is a leap year.
8.3Payment of interest
A Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.
8.4Default interest
8.4.1If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.4.2, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by that Borrower on demand by the Lender.

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8.4.2If any Unpaid Sum consists of all or part of a Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(b)the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
8.5Notifications
8.5.1The Original Lender shall as soon as reasonably possible notify the Borrowers of the determination of a rate of interest relating to the Loan.
8.5.2The Original Lender shall as soon as reasonably possible notify the Borrowers of each Funding Rate relating to the Loan.
8.5.3This Clause 8.5 shall not require the Original Lender to make any notification to any Party on a day which is not a Business Day.
8.5.4The provisions contained in the Agreement that regulate the Lender’s obligation to notify the Borrowers of the interest rate applicable to each Interest Period, the amount of interest due and the payment date for interest (as applicable) shall be supplemented as set out in Clause 8.5.5 for purposes of regulating notifications in respect of Compounded Rate Loans.
8.5.5The Parties agree that Original Lender shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(a)the Borrowers of that Compounded Rate Interest Payment;  and
(b)the Lender and the Borrowers of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment;  and
(c)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.
This Clause 8.5.5 shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 10.4 (Cost of funds).
8.5.6The Original Lender shall promptly notify the Borrowers of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 10.4 (Cost of funds) applies.
8.5.7Clause 8.5.5 shall not require the Original Lender to make any notification to any Party on a day which is not a Business Day.
9.INTEREST PERIODS
9.1Duration
Each Loan shall have successive Interest Periods:
9.1.1commencing on (and including) the Utilisation Date of that Loan (in respect of the first Interest Period for that Loan) or thereafter on (and including) each Interest Payment Date; and
9.1.2ending on (but excluding) the next Interest Payment Date.

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9.2No overrunning the Final Maturity Date
If an Interest Period would otherwise extend beyond the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date. This Clause does not apply to Interest Periods selected under Clause 8.4 (Default interest) in respect of Unpaid Sums which remain outstanding on the Final Maturity Date.
9.3Other adjustments
The Lender and the relevant Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the splitting of Loans.
9.4Consolidation of Loans
On the last day of an Interest Period, all outstanding Loans under a Facility will be consolidated and treated as a single Loan under that Facility.
9.5Non-Business Days
9.5.1Other than where Clause 9.5.2 below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.5.2If the Loan or Unpaid Sum is a Compounded Rate Loan and there are rules specified as Business Day Conventions in the Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan or Unpaid Sum
10.CHANGES TO THE CALCULATION OF INTEREST
10.1Unavailability of Term SOFR
10.1.1Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR rate for a period equal in length to the Interest Period of the Loan.
10.1.2Shortened Interest Period: If no Term SOFR is available for the Interest Period of the Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of Reference Rate.
10.1.3Shortened Interest Period and Historic Term SOFR: If the Interest Period of the Loan is, after giving effect to Clause 10.1.2, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan.
10.1.4Shortened Interest Period and Interpolated Historic Term SOFR: If Clause 10.1.3 applies but no Historic Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan.
10.1.53-Month Treasury Bill Rate: If Clause 10.1.4 applies but no Interpolated Historic Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the 3-Month Treasury Bill Rate.

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10.2Unavailability of ZARONIA
The Parties agree:
10.2.1if there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non- Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan;
10.2.2the Daily Rate cannot be calculated in accordance with the methodology set out in the definition for “Daily Rate” in the Compounded Rate Terms;  and
10.2.3“Cost of Funds will apply as a fallback” is specified in the Compounded Rate Terms,
Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.
10.3Market disruption
10.3.1In the case of a Loan under Facility A, if before close of business in London for Loans under Facility A on the Quotation Day for the relevant Interest Period the Lender receives notifications from a Lender or Lenders (whose participations in the Loan exceed 30.00 per cent. of the Loan) that its cost of funds relating to its participation in the Loan would be in excess of the Market Disruption Rate, then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.
10.3.2In the case of a Compounded Rate Loan:
(a)If a Market Disruption Rate is specified in the Compounded Rate Terms;  and
(b)before the Reporting Time, the Original Lender determines that the cost of the Lender funding that Loan would be in excess of the Market Disruption Rate, then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
10.4Cost of funds
10.4.1If this Clause 10.4 applies the rate of interest on each Lender's share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(a)the applicable Margin; and
(b)in respect of a Loan under Facility A, the rate notified to the Original Lender by that Lenders as soon as practicable and in any event within 5 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period); or
(c)in respect of a Compounded Rate Loan, the rate determined by the Lender as soon as practicable and in any event in relation to a Compounded Rate Loan, by the Reporting Time, to be that expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan.
10.4.2If this Clause 10.4 applies and the Original Lender or a Borrower so requires, the Original Lender and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

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10.4.3Any alternative basis agreed pursuant to Clause 10.4.2 shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
10.4.4If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:
(a)a Lender's Funding Rate is less than the Market Disruption Rate; or
(b)a Lender does not notify a rate to the Original Lender by the time specified in Clause 10.4.2, that Lender's cost of funds relating to its participation in the Loan for that Interest Period shall be deemed, for the purposes of Clause 10.4.1, to be Market Disruption Rate.
10.5Notification to the Borrowers
If this Clause 10.4 applies the Original Lender shall, as soon as is reasonably practicable, notify the Borrowers.
10.6Unavailability of Funds
10.6.1Clause 10.6.2 applies if: (i) in relation to any dollars at any time before the start of an Interest Period, the Original Lender receives notification from a Lender or Lenders whose commitments in aggregate exceed 50 per cent. of the Total Commitments that deposits are not available to them in the Relevant Market in the ordinary course of their business in sufficient amounts to fund their participations in the Utilisation in dollars or (ii) a Lender does not provide its participation in the Loan to the Original Lender by the relevant Utilisation Date.
10.6.2The Original Lender will notify the Borrowers as soon as reasonably practicable and the Loan may not be drawn by a Borrower until notice to the contrary is given by the Original Lender to that Borrower.
11.TREATMENT OF SUPPLEMENTS
The Parties agree that:
11.1any Compounded Rate Supplement overrides anything in:
11.1.1the Schedule to this Agreement entitled “Compounded Rate Terms”; or
11.1.2any earlier Compounded Rate Supplement; and
11.2a Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
11.2.1the Schedule to this Agreement entitled “Daily Non-Cumulative Compounded RFR Rate” or “Cumulative Compounded RFR Rate”, as the case may be;  or
11.2.2any earlier Compounding Methodology Supplement.
12.BREAK COSTS
12.1The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for the Loan or Unpaid Sum.

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12.2On the condition that no Default is then continuing, a Lender shall, within 10 Business Days of demand by a Borrower, pay to that Borrower the amount of any Break Gain attributable to all or any part of the participation of that Lender in the Loan being repaid or prepaid on a day other than an Interest Payment Date.
12.3Each Lender shall, as soon as reasonably practicable after a demand by the Company, provide a certificate confirming the amount of its Break Costs or Break Gains, as the case may be, for any Interest Period in respect of which they become, or may become, payable.
13.FEES
13.1Non-Refundable Upfront fee
The Company shall pay to the Arranger a non-refundable upfront fee in the amount and at the times agreed in a Fee Letter.
13.2Commitment Fees
13.2.1The Company shall pay to the Lender a fee (the Commitment Fee) computed at the rate of:
(a)35 per cent. per annum of the applicable Margin if the utilisation during an Interest Period is less than 50 per cent of the Commitment;
(b)20 per cent. per annum of the applicable Margin, if the utilisation during an Interest Period is equal or more than 50 per cent of the Commitment under Facility A;
(c)26 per cent. per annum of the applicable Margin, if the utilisation during an Interest Period is equal or more than 50 per cent of the Commitment under Facility B, on each undrawn Commitment of the Lender during the Availability Period;
13.2.2The Commitment Fee:
(a)will accrue daily on and from the first day of the Availability Period until the earlier of (i) the last day of the Availability Period and (ii) the date that that Facility is cancelled in full; and
(b)is payable on each Interest Payment Date which occurs during the Availability Period, on the last day of the Availability Period and, if the Facility is cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.TAX GROSS-UP AND INDEMNITIES
14.1Definitions
14.1.1In this Agreement:
(a)IRS means the US Internal Revenue Service.
(b)Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to

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a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
(c)US Borrower means a Borrower that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).
(d)US Qualifying Finance Party means, in respect of a payment by or in respect of a US Tax Obligor, a Finance Party which (a)(i) is entitled to a complete exemption from withholding of US federal income tax on all payments payable to it under this Agreement and (ii) has supplied to the relevant US Tax Obligor a properly completed and executed applicable Withholding Form evidencing such exemption or (b) a US Treaty Finance Party.
(e)US Tax Deduction means a Tax Deduction required under U.S. federal income tax law.
(f)US Tax Obligor means (a) a US Borrower; or (b) an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
(g)US Treaty Finance Party means a Finance Party which:
(i)is treated as a resident of a US Treaty State for the purposes of the relevant US Treaty;
(ii)does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(iii)fulfils any other conditions which must be fulfilled for residents of the relevant US Treaty State to obtain full exemption under the relevant US Treaty from Tax imposed by the United States on interest, including the delivery to the relevant US Tax Obligor a properly completed and executed applicable Withholding Form claiming such exemption and the completion of any other necessary procedural formalities.
(h)US Treaty State means a jurisdiction having a double taxation agreement (a US Treaty) with the United States which makes provision for full exemption from tax imposed by the United States on interest.
(i)Withholding Form means whichever of the following is applicable (including in each case any successor form):
(i)IRS Form W-8BEN or W-8BEN-E;
(ii)IRS Form W-8IMY (with appropriate attachments);
(iii)IRS Form W-8ECI;
(iv)IRS Form W-8EXP;
(v)IRS Form W-9, certifying a complete exemption from backup withholding taxes imposed under Code Section 3406;
(vi)in the case of a Lender relying on the so-called “portfolio interest exemption”, IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (3) a

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“controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or
(vii)any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person,
(viii)which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (vi) above in respect of its beneficial owners, if applicable.
(j)Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
(k)Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
(l)Tax Payment means either the increase in a payment made by a Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
14.1.2Unless a contrary indication appears, in this Clause 14 a reference to determines or determined (or any similar expression) means a determination made by the person making such determination in good faith.
14.2Tax gross-up
14.2.1Each Borrower shall make all payments to be made by it free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.
14.2.2Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.
14.2.3Subject to Clauses 14.2.4 and 14.2.5, if a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
14.2.4A payment shall not be increased under Clause 14.2.3 by reason of a US Tax Deduction on account of a Tax imposed by the United States, if on the date on which the payment falls due:
(a)the payment could have been made to the relevant Finance Party without such a US Tax Deduction if the Finance Party (or beneficial owner) had been a US Qualifying Finance Party with respect to that payment, but on that date the Finance Party (or beneficial owner) is not or has ceased to be a US Qualifying Finance Party with respect to that payment other than as a result of a change after the date such Finance Party first became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement; or
(b)a Borrower (or the Company on behalf of a Borrower) is able to demonstrate that the payment could have been made without the US Tax Deduction or with the application of a reduced rate had the Finance Party complied with the obligations under Clause 14.2.8.

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14.2.5A payment shall not be increased under Clause 14.2.3 by reason of a Tax Deduction that is not a US Tax Deduction if such Finance Party is not, at the date of this Agreement, a Finance Party which is entitled to receive payments from the Borrowers under the Finance Documents free and clear of and without any Tax Deduction.
14.2.6If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
14.2.7Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Borrower shall deliver to the Lender for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.2.8Notwithstanding anything to the contrary:
(a)each Finance Party shall provide the Company with documents reasonably requested by the Company in completing any procedural formalities necessary (at any time) for the Company to obtain and maintain authorisation (at all times) to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction;
(b)with respect to payments made by or in respect of a US Tax Obligor, each Lender shall supply to the relevant US Tax Obligor a properly completed and executed applicable Withholding Form and will supply additional Withholding Forms upon a reasonable time following a written request by that US Tax Obligor. A Lender shall promptly notify the US Tax Obligor if any Withholding Form previously provided by such Lender has become invalid or incorrect, and shall provide a replacement Withholding Form to the US Tax Obligor.
14.2.9If a Borrower is required to make a Tax Deduction as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made, in each case after the date of this Agreement, the Lender and that Borrower shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.
14.3Tax indemnity
14.3.1Each Borrower shall (within five Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
14.3.2Clause 14.3.1 shall not apply:
(a)with respect to any Tax assessed on a Finance Party under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes, or under the law of the jurisdiction in which that Finance Party is resident for tax purposes, or in which that Finance Party's Facility Office is located, in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party, or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or
(b)to the extent a loss, liability or cost:

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(i)is compensated for by an increased payment under Clause 14.2 (Tax gross-up);
(ii)would have been compensated for by an increased payment with Clause 14.2 (Tax gross-up) but was not or will not be so compensated solely because of one of the exclusions in Clause 14.2 (Tax gross-up) applies or will apply;
(iii)relates to a FATCA Deduction required to be made by a Party; or
(iv)is compensated for by Clause 14.5 (Stamp taxes) or Clause 14.6 (Value added tax) (or would have been so compensated for under such Clause but was not so compensated solely because any of the exceptions set out therein applied).
14.3.3A Protected Party making, or intending to make a claim under Clause 14.3.1 shall notify the Lender as soon as reasonably practicable of the event which will give, or has given, rise to the claim, following which the Lender shall notify the relevant Borrower of such claim.
14.3.4A Protected Party shall, on receiving a payment from the relevant Borrower under this Clause 14.3, notify the Lender.
14.4Tax Credit
Subject to Clause 28 (Conduct of Business by the Secured Parties), if a Borrower makes a Tax Payment and the relevant Finance Party determines that:
14.4.1a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
14.4.2that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to that Borrower, as soon as reasonably practicable, which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.
14.5Stamp taxes
Each Borrower shall (within three Business Days of demand) indemnify each Secured Party against, and shall pay to the relevant Secured Party, any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
14.6Value added tax
14.6.1All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any amounts in respect of VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 14.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to that Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall provide an appropriate VAT invoice to that Party as soon as reasonably practicable).

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14.6.2If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(a)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 14.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(b)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.
14.6.3Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.
14.6.4In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
14.7FATCA Information
14.7.1Subject to Clause 14.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)confirm to that other Party whether it is:
(i)a FATCA Exempt Party; or
(ii)not a FATCA Exempt Party;
(b)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(c)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
14.7.2If a Party confirms to another Party pursuant to Clause 14.7.1(a) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

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14.7.3Clause 14.7.1 shall not oblige any Finance Party to do anything, and Clause 14.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)any law or regulation;
(b)any fiduciary duty; or
(c)any duty of confidentiality.
14.7.4If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 14.7.1(a) or (b) (including, for the avoidance of doubt, where Clause 14.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
14.8FATCA Deduction
14.8.1Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
14.8.2Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Lender and the Lender shall notify the other Finance Parties.
14.9Lender Status Confirmation
14.9.1The Original Lender shall indicate to the Company, no later than fifteen Business Days before the first Interest Payment Date, in which of the following categories it falls in respect of a US Tax Obligor:
(a)not a US Qualifying Finance Party; or
(b)a US Qualifying Finance Party.
14.9.2Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement, or such other document which it executes on becoming a Party, which of the following categories it falls in respect of a US Tax Obligor:
(a)not a US Qualifying Finance Party; or
(b)a US Qualifying Finance Party.
14.9.3If a Lender fails to indicate its status in respect of a US Tax Obligor in accordance with Clauses 14.9.1 or 14.9.2 above (as applicable) then such Lender shall be treated for the purposes of this Agreement (including by the relevant Obligor) as if it is not a US Qualifying Finance Party until such time as it notifies the Company which category applies. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, or other such document shall not invalidated by any failure of a Finance Party to comply with this Clause 14.9.

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15.INCREASED COSTS
15.1Increased costs
15.1.1Subject to Clause 15.3 (Exceptions), the Company shall, within three Business Days of a demand by the Lender, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(b)compliance with any law or regulation made after the date of this Agreement; or
(c)the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III, including, without limitation, any such law or regulation (including a Basel III directive) concerning capital adequacy requirements, liquid asset holding requirements, special deposit requirements, prudential limits, reserve assets or Tax.
15.1.2In this Agreement:
(a)Increased Costs means:
(i)a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;
(b)Basel III means:
(i)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)any further guidance, standards or directives published by the Basel Committee on Banking Supervision relating to "Basel III".

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15.2Increased cost claims
15.2.1A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Lender, as soon as reasonably possible after becoming aware of the claim, of the event giving rise to the claim, following which the Lender shall notify the Company as soon as reasonably practicable.
15.2.2Each Finance Party shall, as soon as practicable after a demand by the Lender, provide a certificate confirming the amount of its Increased Costs.
15.3Exceptions
15.3.1Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Tax Deduction required by law to be made by a Borrower;
(b)attributable to a FATCA Deduction required to be made by a Party;
(c)compensated for by Clause 14.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 14.2 but was not or will not be so compensated solely because one of the exclusions in Clause 14.2 applies or will apply;
(d)compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under that Clause but was not so compensated solely because any of the exclusions in Clause 14.3.2 applied); or
(e)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
15.3.2In this Clause 15.3, a reference to a Tax Deduction has the same meaning given to that term in Clause 14.1 (Definitions).
16.OTHER INDEMNITIES
16.1Currency indemnity
16.1.1If any sum due from a Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(a)making or filing a claim or proof against that Borrower; or
(b)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against, and shall pay to each such Secured Party, any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
16.1.2Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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16.2Other indemnities
16.2.1Each Borrower shall within three Business Days of demand, indemnify each Secured Party against, and shall pay to each Secured Party, any cost, loss or liability incurred by that Secured Party as a result of:
(a)the occurrence of any Default;
(b)any information produced or approved by that Borrower or any member of the Group under or in connection with the Finance Documents being misleading or deceptive in any respect;
(c)a failure by that Borrower or other Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing Among the Finance Parties);
(d)funding, or making arrangements to fund, its participation in a Loan requested by that Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of gross negligence or wilful default by that Secured Party alone); or
(e)any Loan (or part of a Loan) not being prepaid in accordance with the terms of this Agreement.
16.3Indemnity to the Lender
Each Borrower shall within three Business Days of demand indemnify the Lender against and shall pay to the Lender any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
16.3.1investigating or taking any other action in connection with any event which it reasonably believes is a Default;
16.3.2acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
16.3.3instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
16.4Indemnity in relation to Transaction Security
16.4.1Each Borrower shall, within three Business Days of demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(a)any failure by that Borrower to comply with its obligations under Clause 18 (Costs and Expenses);
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)the taking, holding, protection or enforcement of the Transaction Security;
(d)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(e)any default by it in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

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(f)acting as Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the gross negligence or wilful misconduct of the Lender, Receiver or Delegate alone).
16.4.2The Lender and every Representative may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
16.5Environmental indemnity
Each Obligor shall, within 3 Business Days of demand, indemnify each Finance Party and its officers, employees, agents and delegates (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party's own gross negligence or wilful default) which:
16.5.1arises by virtue of any actual or alleged breach of any Environmental Law (by a Borrower or any member of the Group);  or
16.5.2arises in connection with an Environmental Claim; and
16.5.3any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has or is reasonably likely to give rise to a liability for any Finance Party, which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or, in each case, any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party. Any Finance Party, Affiliate or any director, officer, employee, agent or delegate of a Finance Party or its Affiliate may rely on this Clause 16.5 may rely on this Clause 16.5.3 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
17.MITIGATION BY THE LENDER
17.1Mitigation
17.1.1Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in a Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Mandatory Prepayment - illegality), Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs).
17.1.2Clause 17.1.1 above does not in any way limit the obligations of the Borrowers under the Finance Documents.
17.2Limitation of liability
17.2.1Each Borrower shall promptly indemnify each Finance Party against all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
17.2.2A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably):
(a)any law or regulation would not allow or permit it; or

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(b)to do so might be prejudicial to it.
18.COSTS AND EXPENSES
18.1Transaction expenses
Each Borrower shall within three Business Days of demand pay the Lender and any other Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Lender, by any Representative appointed by it) in connection with the negotiation, preparation, printing, execution and syndication of:
18.1.1this Agreement, the other Finance Documents and any other documents referred to in this Agreement (including all costs of registering or perfecting Transaction Security); and
18.1.2any other Finance Documents executed after the date of this Agreement.
18.2Amendment costs
18.2.1If:
(a)the Company requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 31.8 (Change of currency), the Company shall, within three Business Days of demand reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party (and, in the case of the Lender, by any Representative appointed by it) in responding to, evaluating, negotiating or complying with that request or requirement.
18.3Enforcement costs
The Company shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees whether incurred before or after judgment) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

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SECTION 7
GUARANTEE
19.GUARANTEE AND INDEMNITY
19.1Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
19.1.1guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;
19.1.2undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
19.1.3agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.
19.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4Waiver of defences
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
19.4.1any time, waiver or consent granted to, or composition with, any Obligor or other person;
19.4.2the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
19.4.3the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any

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formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
19.4.4any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
19.4.5any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
19.4.6any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
19.4.7any insolvency or similar proceedings.
19.5Guarantor intent
Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
19.6Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
19.7.1refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
19.7.2hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.
19.8Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

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19.8.1to be indemnified by an Obligor;
19.8.2to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
19.8.3to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
19.8.4to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);
19.8.5to exercise any right of set-off against any Obligor; and/or
19.8.6to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 31 (Payment Mechanics).
19.9Release of Guarantors' right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
19.9.1that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
19.9.2each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.10Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.11US Guarantee Limitations
Notwithstanding any term or provision of this Clause 19 or any other term in this Agreement or any other Finance Document, if at any time after the date of a Security Document, the relevant security provider or Guarantor under the Security Document notifies the Lender that the guarantee or a pledge of or security interest in the equity interests or other assets which are the subject of Transaction Security under a Security Document has a material adverse US tax implication on any member of the Group (including its ability to conduct its operations and business as otherwise not prohibited by the Finance Documents) under Section 956 of the Code as a result of any member of the Group entering into any transaction which is not prohibited under the terms of the Finance Document or as a result of any change in or re-enactment of (or in the interpretation,

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administration, implementation or application of) any law or regulation existing as at or after the date of this Agreement or the introduction of any new law or regulation occurring after the date of this Agreement, each Lender irrevocably and unconditionally agrees to enter into good faith discussions (acting reasonably) with the Obligors (or the Company on their behalf) with a view to agreeing to discharge any guarantees or release any Transaction Security under any Finance Documents and to enter into such documentation as is required by that security provider or the relevant Guarantor in order to effect such release or discharge to the extent necessary to eliminate such material adverse US tax implication in its entirety.
19.12Guarantee Limitations – South Africa
This guarantee does not apply to any liability to the extent it would result in a breach of the approvals obtained from the Financial Surveillance Department of the South African Reserve Bank obtained for this guarantee as it relates to Guarantors that are subject to exchange control regulation in South Africa provided those approvals have been disclosed to and approved by the Lender pursuant to Clause 4.1 (Initial conditions precedent) or otherwise pursuant to this Agreement.
19.13Guarantee Requirements - Canada
19.13.1Scope
This clause relates to any person that accedes to this Agreement as a Guarantor that is incorporated under the laws of Ontario or the laws of Canada (each a Canadian Guarantor).
19.13.2Annual Equivalence of Interest Rates
To the extent that interest is payable by a Canadian Guarantor under this Agreement, that rate must be expressed as an annual rate. If that rate is expressed as a rate for a period of less than a calendar year, the annual rate to which that rate is equivalent is the rate quoted multiplied by a fraction, the numerator of which is the number of days in the year for which the rate is being calculated divided by the number of days in the period applicable to the quoted rate. For purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest shall not apply to any interest rate calculation under this Agreement, and the interest rates stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
19.13.3Withholding Tax
In some circumstances payments under a guarantee may be subject to withholding tax in Canada. Prior to demanding payment from a Canadian Guarantor, each Lender agrees to enter into good faith discussions with the Obligors (or a Borrower on their behalf) with a view to agreeing how the payment from the Canadian Guarantor should be made.
19.13.4Canadian Dollars
19.13.5Judgements in Canada may only be issued in Canadian dollars.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.
20.1Status
20.1.1It and each member of the Covenant Group is a limited liability company (or equivalent entity), duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
20.1.2It and each member of the Covenant Group has the power to own its assets and carry on its business as it is being conducted.
20.2Binding obligations
20.3Subject to the Legal Reservations and, in the case of the Security Documents, the Perfection Requirements:
20.3.1the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations;
20.3.2without limiting the generality of Clause 20.2.1, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.
20.4Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is or will be a party and the granting of the Transaction Security to which it is or will be a party, do not and will not conflict with:
20.4.1any law or regulation applicable to it;
20.4.2its constitutional documents; or
20.4.3any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
20.5Capacity, power and authority
20.5.1It has the legal capacity and power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
20.5.2No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

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20.6Validity and admissibility in evidence
20.6.1Subject to, where applicable, the Perfection Requirements, all Authorisations required:
(a)to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable; and
(b)to make the Finance Documents to which it is a party admissible in evidence in each of its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
20.6.2All Authorisations necessary for the conduct of the business, trade and ordinary activities of it and each member of the Covenant Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.
20.7Governing law and enforcement
20.7.1The choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
20.7.2Subject to the Legal Reservations, its:
(a)submission under this Agreement to the jurisdiction of the courts of England; and
(b)agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its Relevant Jurisdictions.
20.7.3Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the stated governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
20.8No adverse consequences
20.8.1It is not necessary under the laws of the any Obligor's Relevant Jurisdiction that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction:
(a)in order to enable any Finance Party to enforce its rights under any Finance Document; or
(b)by reason of any Finance Party having entered into any Finance Document or the performance by it of its obligations under any Finance Document.
20.8.2As at the date of this Agreement, the Closing Date and the Utilisation Date, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in the Relevant Jurisdiction of either Borrower by reason only of the entry into, performance and/or enforcement of any Finance Document.
20.9No immunity
20.9.1The entry into by it of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Finance

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Document will constitute private and commercial acts performed for private and commercial purposes.
20.9.2In any proceedings taken in its Relevant Jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to this Agreement or any other Finance Document.
20.10Insolvency and Financial Distress
No:
20.10.1corporate action, legal proceeding or other procedure or step described in Clause 24.7 (Insolvency proceedings); or
20.10.2creditors' process described in Clause 24.8 (Creditors' process), has been taken or, to its knowledge, threatened in relation to it and or any member of the Covenant Group and none of the circumstances described in Clause 24.6 (Insolvency) applies to it or any member of the Covenant Group.
20.11No filing or stamp taxes
20.12Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for this purpose (x) any Transfer Certificate or Assignment Agreements (and any related transfer or assignment), and (y) any filing, recording or enrolling or any stamp, registration, notarial or similar Tax or fee payable which will be made or paid by it promptly after the date of the relevant Finance Document.
20.13Deduction of Tax
Subject to the completion of any procedural formalities necessary for such payment to be made without a Tax Deduction including, without limitation, the delivery of a Withholding Form establishing a complete exemption from any such deduction with respect to any US Tax Obligor, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Documents to a Lender.
20.14No default
20.14.1No Event of Default and, on the date of this Agreement, the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
20.14.2No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any member of the Covenant Group or to which its or any member of the Covenant Group's assets are subject which has or is reasonably likely to have a Material Adverse Effect.
20.15No misleading information
20.15.1All forecasts and projections contained in any information supplied by or on behalf of a Borrower or any other Obligor to the Lender or any other Finance Party under or in connection with the Finance Documents were prepared on the basis of recent

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historical information and assumptions which were fair and reasonable at the date they were prepared and supplied and were not misleading in any respect.
20.15.2All other information supplied by or on behalf of a Borrower or any other Obligor to the Lender or any other Finance Party under or in connection with the Finance Documents is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.
20.15.3No information has been given or withheld by a Borrower or any other Obligor which, if disclosed, might result in the information or projections referred to above being untrue or misleading in any respect.
20.16Financial statements
20.16.1Its and each member of the Covenant Group's audited financial statements most recently delivered to the Lender:
(a)have been prepared in accordance with the Accounting Principles, consistently applied; and
(b)fairly represent its financial condition (consolidated, if applicable) as at the end of, and its consolidated results of operations for, the period to which they relate.
20.16.2There has been no material adverse change in the assets, business or financial condition of the Group (or the assets, business or consolidated financial condition of any member of the Covenant Group which material adverse change is material to the Finance Parties) since the date to which the Original Financial Statements were drawn up.
20.17No proceedings pending or threatened
20.17.1No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are not unlikely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief (having made due and careful enquiry)) threatened in writing against it or any member of the Covenant Group.
20.17.2No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has been made against it or any member of the Covenant Group.
20.18No breach of laws
20.18.1It has not (and no member of the Covenant Group has) breached any law or regulation which is material to the conduct of its business.
20.18.2No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Covenant Group which have or might reasonably be expected to have a Material Adverse Effect.
20.19Taxation
20.19.1It and each member of the Covenant Group is not materially overdue in the filing of any Tax returns or in the payment of any Tax (taking into account any extensions granted by any applicable Tax authority for the filing of such returns) unless and only to the extent that:
(a)such payment is being contested in good faith;

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(b)the amount under dispute is not in excess of USD1,000,000 (or its equivalent in another currency or currencies);
(c)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements; and
(d)such payment can be lawfully withheld.
20.19.2No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any member of the Covenant Group) with respect to Taxes such that a liability of, or claim against, it or any member of the Covenant Group is reasonably likely to have a Material Adverse Effect.
20.19.3It is resident for Tax purposes only in the jurisdiction under whose laws it was incorporated as at the date of this Agreement.
20.20Anti-corruption law and Sanctions
20.20.1No member of the Group:
(a)is using nor will use the proceeds of a Facility for the purpose of financing or making funds available directly or indirectly to any person or entity which is currently a Sanctioned Entity or as part of a Sanctioned Transaction, to the extent such financing or provision of funds would currently be prohibited by Sanctions or, to its knowledge, would otherwise cause any person to be in breach of Sanctions;
(b)is contributing nor will contribute or otherwise make available the proceeds of a Facility to any other person or entity for the purpose of financing the activities of any person or entity which is currently listed on a Sanctions List, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; or
(c)to the best of its knowledge and belief:
(i)has been nor is targeted under any Sanctions; or
(ii)has violated or is violating any applicable Sanctions.
20.20.2It and each member of the Covenant Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
20.21Security and Financial Indebtedness
20.21.1No Security or Quasi-Security exists over all or any of the present or future assets of an Obligor other than as permitted by this Agreement.
20.21.2No Obligor has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
20.21.3Subject to (where applicable) the filing and registration required by law with the appropriate statutory public register, on and with effect from the Closing Date or (if applicable) any later date on which it is expressed to become of force and effect, each Security Document to which it is a party creates the security interests which it purports to create, and the Transaction Security so established:

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(a)is valid and effective;
(b)constitutes first ranking Security of the type described, over the assets referred to, in the relevant Security Document and those assets are not subject to any prior or pari passu Security in favour of any other person; and
(c)is not subject to avoidance in the event of any winding-up, dissolution or administration involving any Obligor.
20.22Good title to assets
It and each member of the Covenant Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
20.23Legal and beneficial ownership
It is the sole legal and beneficial owner of the assets over which it purports to grant the Transaction Security free from any claims, third party rights or competing interests other than Permitted Security.
20.24Shares
20.24.1The shares of any member of the Covenant Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.
20.24.2The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.
20.24.3Except as provided in any shareholders agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Covenant Group (including any option or right of pre-emption or conversion).
20.25Intellectual Property Rights
It and each member of the Covenant Group:
20.25.1is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property Rights which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;
20.25.2does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and
20.25.3has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property Rights owned by it.
20.26Group Structure Chart
The Group Structure Chart delivered to the Lender pursuant to Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects and shows the following information:
20.26.1each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or its jurisdiction of establishment, a list

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of shareholders and indicating whether a company is or is not a company with limited liability; and
20.26.2all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued shares or share capital or equivalent ownership interest of such person.
20.27Pari Passu Ranking
Its payments obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Law.
20.28Environmental laws
20.28.1Each member of the Group is in compliance with Clause 23.11 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have (a) a Material Adverse Effect or (b) result in a financial liability for any Finance Party.
20.28.2No Environmental Claim has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect or which is reasonably likely to give rise to a financial liability for any Finance Party.
20.28.3The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for.
20.29Authorised Signatures
Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or Clause 21.6 (Information: miscellaneous) is authorised to sign Utilisation Requests, if applicable, and other notices under the Finance Documents on its behalf.
20.30Repetition
20.30.1All the representations and warranties set out in this Clause 20 are made by the Obligors on the date of this Agreement.
20.30.2All the representations and warranties in this Clause 20 are deemed to be made by each Obligor on the Closing Date, on the date of each Utilisation Request and on each Utilisation Date.
20.30.3The Repeating Representations are deemed to be made by each Obligor on the first day of each Interest Period.
20.30.4Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
21.INFORMATION UNDERTAKINGS
The Company is bound by the undertakings set out in this Clause 21 relating to it. The undertakings in this Clause 21 remain in force from the date of this Agreement until the Final Discharge Date.

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21.1Financial statements and reports
The Company shall supply to the Lender as soon as the same become available, but in any event within 150 days after the last day of each of the below specified person's financial years:
21.1.1its audited consolidated financial statements for that financial year;
21.1.2the audited financial statements for each Obligor (other than the Company) for that financial year; and
as soon as the same become available, but in any event within 45 days after the last day of its financial quarter its consolidated management accounts (and to include cumulative consolidated management accounts for the financial year of the Group to date) for that financial quarter.
21.2Compliance Certificate
21.2.1The Company shall supply a Compliance Certificate to the Lender:
(a)with each set of financial statements and management accounts delivered pursuant to Clause 21.1 (Financial statements and reports) in relation to or which corresponds with a Specified Measurement Date;
(b)with each Utilisation Request delivered to the Lender; and
(c)not more than once in any calendar year, within 10 Business Days of any other day on which the Lender notifies the Company that it requires a Compliance Certificate to be delivered.
21.2.2Each Compliance Certificate must:
(a)be signed by two authorised signatories of the Company; and
(b)set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the applicable Measurement Date;
(c)set out the Cash and Cash Equivalents of each member of the Covenant Group as at the applicable Measurement Date.
21.3Requirements as to financial statements
21.3.1The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements and reports) includes a balance sheet, profit and loss account and cash flow statement and shall be audited by the Auditors.
21.3.2Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements and reports) shall be:
(a)certified by a director of the relevant company as giving a true and fair view of (in the case of financial statements delivered pursuant to Clause 21.1 (Financial statements and reports) for any financial year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up;
(b)comprises at least a balance sheet, profit and loss account and cashflow statement for the financial period then ended, and (in the case of management accounts) for the financial year to date and the period of 12 months ending on the last day of the half year financial period; and

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(c)prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in the Accounting Principles, those accounting practices or those reference periods.
21.3.3If the Company notifies the Lender of any change in Accounting Principles, as contemplated by Clause 21.3.2(c), it shall procure that its Auditors (or, if appropriate, the auditors of the relevant member of the Covenant Group) deliver to the Lender:
(a)a description of any change necessary for those financial statements to reflect Accounting Principles, the accounting practices and the reference periods as applied in the preparation of the Original Financial Statements; and
(b)sufficient information, in form and substance reasonably required by the Lender, to enable the Lender to determine whether Clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
21.3.4Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
21.4Budget
The Company shall supply to the Lender, as soon as the same become available but in any event within 60 days after the start of each financial year an annual budget for that financial year.
21.5Financial year-end
Without the express prior written consent of the Lender, the Company shall not change the date of its financial year end from 31 December.
21.6Information: miscellaneous
The Company shall supply to the Lender:
21.6.1at the same time as they are dispatched, copies of all documents dispatched by an Obligor, to its creditors generally (or any class of them);
21.6.2promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, or to its knowledge, threatened, or pending against it or any other member of the Covenant Group or its assets, which, if adversely determined, would or might reasonably be expected to have a Material Adverse Effect;
21.6.3promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
21.6.4promptly, such further information regarding the financial condition, assets, business and operations of the Borrowers, the Group and/or any member of the Covenant Group as any Finance Party (through the Lender) may reasonably request.

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21.7Notification of default
21.7.1The Company shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
21.7.2Promptly upon a request by the Lender, the Company shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.8"Know your customer" checks
21.8.1If:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement;
(c)the on-going compliance with any know your customer or similar identification procedures; or
(d)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Lender (or, in the case of paragraph (d), any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Lender or any Lender (for itself or, in the case of the event described in paragraph (d), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (d), any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
22.FINANCIAL COVENANTS
22.1Undertakings in relation to financial condition
22.1.1Covenant Group Net Leverage Ratio
The Company shall ensure that the Covenant Group Net Leverage Ratio on each Measurement Date set out in column 1 of the table below is less than the ratio set out in column 2 of the table below opposite that date:

Measurement Date	Ratio
[Column 1]	[Column 2]
31 March, 2026	3.00 : 1
For each Measurement Date from, and including, 30 June 2026	2.75 : 1

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22.1.2Covenant Group Interest Cover Ratio
The Company shall ensure that the Covenant Group Interest Cover Ratio is, at all times from the first Measurement Date during the applicable period set out in column 1 of the table below, greater than the ratio set out in column 2 of the table below opposite that period:

Period	Ratio
[Column 1]	[Column 2]
From, and including, the Closing Date to, but excluding, 30 September, 2026	3.00 : 1
From, and including, 30 September, 2026	3.50 : 1
22.2Basis of calculations
22.2.1All the terms defined in Clause 1.2 (Financial definitions) are to be determined on a consolidated basis and (except as may be expressly included or excluded in the relevant definition, or as stated below) in accordance with the Accounting Principles.
22.2.2The financial undertakings in Clause 22.1 (Undertakings in relation to financial condition) shall apply on each day during the term of this Agreement.
22.2.3Compliance (or otherwise) with the financial undertakings in Clauses 22.1 (Undertakings in relation to financial condition):
(a)as at any Specified Measurement Date, shall be verified by reference to (A) the consolidated financial statements and management accounts delivered under Clause 21.1 (Financial statements and reports) as at that Specified Measurement Date and (B) each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) in relation to that Specified Measurement Date;
(b)as at any other date:
(i)in relation to determining the Consolidated EBITDA, it shall be verified by reference to the financial statements and management accounts most recently delivered under Clause 21.1 (Financial statements and reports) before that date; and
(ii)in relation to all other determinations as at that date, shall be verified by reference to the Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) in relation to that date and the calculations set out in that Compliance Certificate.
22.2.4No item shall be deducted or credited more than once in any calculation.
22.2.5In relation to any calculation under this Clause 22 in respect of any Measurement Period, any amount denominated in a currency other than dollars shall be taken into account using the relevant spot rate of exchange on the last day of such Measurement Period.
22.3Equity cure
22.3.1In this Clause:

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Cure Amount means the amount of cash proceeds received by the Company from a Shareholder Contribution to be applied in accordance with this Clause; and
Cure Period, in relation to a Measurement Period, means the period ending on the date which falls 45 days after the Measurement Date for that period.
22.3.2If, as at a Measurement Date, the Company calculates that any requirement of Clauses 22.1.1 or 21.1.2 (Undertakings in relation to financial condition) (each a Relevant Financial Undertaking) is not met, the Company may treat (solely for the purpose of measuring compliance with the Relevant Financial Undertaking under this Clause, and not for any other purpose) a Cure Amount received and paid to the Lender in accordance with Clause 22.4 (Cure Amounts - mandatory prepayment) within the applicable Cure Period, by way of a notional adjustment, as follows:
(a)in relation to the Covenant Group Net Leverage Ratio, as a reduction of Consolidated Total Net Borrowings by an equivalent amount at the relevant Measurement Date; and
(b)in relation to the Covenant Group Interest Cover Ratio, as giving rise to a reduction in Consolidated Total Finance Costs in the amount by which Consolidated Total Finance Costs would have been reduced if the Loans and had been repaid (pro rata across all Facilities) in an amount equal to the Cure Amount on the date which falls 12 months before the applicable Measurement Date.
22.3.3Only so much of a Cure Amount as is required to ensure compliance with the Relevant Financial Undertakings may be taken into account by way of the notional adjustments referred to in Clause 22.3.2(a) and 22.3.2(b) above. For the purposes of Clause 22.3.2(b) above, Consolidated Total Finance Costs shall be recalculated, taking into account the relevant reduction resulting from the operation of Clause 22.3.2(b) above, for each financial half year of the Group which occurs during the 12 month-period ending on the applicable Measurement Date. In respect of the relevant subsequent Measurement Dates where the Measurement Period ending on that date includes a part of that 12 month-period (each such part of that Measurement Period, for the purposes hereof, an Overlapping Period), the Consolidated Total Finance Costs amount for the full Measurement Period shall include those amounts for each Overlapping Period taking into account any notional reduction allocable to that Overlapping Period under this Clause.
22.3.4Following payment of a Cure Amount to the Lender, the Company shall, by no later than the last day of the relevant Cure Period, deliver to the Lender a Compliance Certificate which reflects the results of:
(a)the calculations of all Relevant Financial Undertakings before the payment of the Cure Amount in accordance with Clause 22.4 (Cure Amounts - mandatory prepayment) and the application of Clauses 22.3.2 and 22.3.3; and
(b)the recalculations of all Relevant Financial following the payment of the Cure Amount in accordance with Clause 22.4 (Cure Amounts - mandatory prepayment) and the application of Clauses 22.3.2 and 22.3.3.
22.3.5If, following payment to the Lender of a Cure Amount and a recalculation of the Relevant Financial Undertakings, as contemplated under Clause 22.3.4(b), the Relevant Financial Undertakings are met, the requirements of Clause 22.1 (Undertakings in relation to financial condition) will be deemed to have been satisfied, retrospectively on the relevant Measurement Date, and any Default which arose under Clause 22 (Financial Covenants) as a result of the original failure to comply shall be deemed to have been remedied.

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22.3.6The rights of the Company under this Clause 22.3 are subject to the following restrictions:
(a)a Cure Amount may not be raised and taken into account under this Clause for two consecutive Measurement Periods; and
(b)no more than three Cure Amounts in total may be taken into account before the Final Discharge Date for the purposes of this Clause.
22.4Cure Amounts - mandatory prepayment
The Company shall apply all the proceeds of any Cure Amount received by a member of the Group in or towards payment, repayment or prepayment of the Loans and other Senior Facility Outstandings under the Facilities, promptly upon receipt and, in any event, no later than the last day of the relevant Cure Period.
23.GENERAL UNDERTAKINGS
Each Obligor is bound by the undertakings set out in this Clause 23 relating to it. The undertakings in this Clause 23 remain in force from the date of this Agreement until the Final Discharge Date.
Authorisations and compliance with laws
23.1Authorisations
Each Obligor shall (and shall ensure that each other member of the Covenant Group will) promptly:
23.1.1obtain, comply with and do all that is necessary to maintain in full force and effect; and
23.1.2supply certified copies to the Lender of;
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)enable it to perform its obligations under the Finance Documents;
(b)ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)carry on its business in the ordinary course and in all material respects as it is being conducted where failure to do so has or is reasonably likely to have a Material Adverse Effect.
23.2Compliance with laws
Each Obligor shall (and shall ensure that each member of the Covenant Group will) comply in all respects with all laws, permits and licences which are material to the conduct of its business.
23.3Anti-corruption law and Sanctions
23.3.1Each Obligor shall not (and shall ensure that no other member of the Group will):
(a)contravene any Sanctions;
(b)at any time be a party to or participate in a Sanctioned Transaction in any manner; or

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(c)directly or indirectly use the proceeds of a Facility for any purpose which would breach the South African Prevention and Combatting of Corrupt Activities Act, 2004, the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
23.3.2Each Obligor shall (and shall ensure that each member of the Group will):
(a)take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it or any other member of the Group from being or becoming involved in a Sanctioned Transaction; and
(b)conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
23.4Taxation
23.4.1Each Obligor shall (and shall ensure that each member of the Covenant Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(a)such payment is being contested in good faith;
(b)the amount under dispute is not in excess of USD500,000 (or its equivalent in any other currency or currencies) in relation to any single disputed amount or not in excess of an aggregate of USD1,000,000 (or its equivalent in any other currency or currencies) in relation to multiple disputed amounts;
(c)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 21.1 (Financial statements and reports); and
(d)such payment can be lawfully withheld.
23.4.2The Company may not and no member of the Covenant Group may change its residence for Tax purposes without the prior written consent of the Lender.
Restrictions on business focus
23.5Merger
23.5.1Except as permitted under this Clause 23.5, no Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than pursuant to:
(a)any transaction or combination of transactions which is required to be implemented or expressly permitted by the terms of this Agreement; or
(b)any amalgamation, demerger, merger, unbundling or corporate reconstruction permitted in writing by the Lender.
23.5.2Paragraph 23.5.1 does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction between or among Obligors and/or one or more of their Subsidiaries.

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23.6Change of business
Each Obligor shall procure that no substantial change is made to the general nature of the business of the Obligors or of any member of the Covenant Group taken as a whole from that carried on at the date of this Agreement.
23.7Acquisitions
23.7.1Except as permitted under this Clause 23.7, no Obligor shall:
(a)acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or
(b)incorporate a company or establish any person.
23.7.2Paragraph 23.7.1 above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company or establishment of any person which is a Permitted Acquisition.
23.8Joint ventures
23.8.1No Obligor shall:
(a)enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities, partnership interest or other interest in any Joint Venture;
(b)transfer any assets to or lend to or guarantee or give an indemnity for or grant any security interest for the obligations of a Joint Venture or maintain the solvency of, or provide working capital to, any Joint Venture (or agree to do any of the foregoing); or
(c)trade with or sell to or acquire assets or services from any Joint Venture to which any member of the Covenant Group is a party otherwise than on arm's length terms.
23.8.2Clause 23.8.1 does not apply to any investment in any Permitted Joint Venture.
Restrictions on dealing with assets and Security
23.9Preservation of assets
Each Obligor shall (and shall ensure that each other member of the Covenant Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.
23.10Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
23.11Environmental Compliance
The Company shall (and shall ensure that each member of the Group will):
23.11.1comply with all Environmental Law;

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23.11.2obtain, maintain and ensure compliance with all requisite Environmental Permits that are required to carry on its business in the ordinary course; and
23.11.3implement procedures to monitor compliance with and to prevent liability under any Environmental Law to the extent appropriate in light of the business of the relevant member of the Group, where failure to do so has or is reasonably likely to have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.
23.12Environmental Claims
The Company shall, as soon as possible (and, in any event, within 10 Business Days) upon becoming aware of the same, inform the Lender in writing of:
23.12.1any Environmental Claim against any member of the Group which is current, pending or threatened; and
23.12.2any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the Environmental Claim is material to the conduct of the business of a member of the Group or is reasonably likely to result in any liability for a Finance Party.
23.13Negative pledge
23.13.1In this Clause 23.13, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.
23.13.2Except as permitted under Clause 23.13.3 below:
(a)no Obligor shall create or permit to subsist any Security over any of its assets.
(b)no Obligor shall:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any member of the Covenant Group;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms other than by way of a Permitted Disposal;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
23.13.3Clauses (a) and (b) do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.
23.14Disposals
No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of

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any asset. This restriction does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.
23.15Arm's length basis
23.15.1Except as permitted under Clause 23.15.2 below, no Obligor shall enter into any transaction with any person except on arm's length terms and for full market value.
23.15.2Clause 23.15.1 above does not apply to:
(a)intra-Group loans permitted under Clause 23.16 (Loans or credit);
(b)fees, costs or expenses payable under any Finance Documents; or
(c)any other transaction approved in writing by the Lender.
Restrictions on movement of cash – cash out
23.16Loans or credit
23.16.1Except as permitted under Clause 23.16.2, no Obligor shall be a creditor in respect of any Financial Indebtedness.
23.16.2Clause 23.16.1 does not apply to a Permitted Loan.
23.17No guarantees or indemnities
23.17.1Except as permitted under Clause 23.17.2, no Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.
23.17.2Clause 23.17.1 does not apply to a guarantee which is a Permitted Guarantee.
23.18Dividends and share redemption
23.18.1Except as permitted under Clause 23.18.2, no Obligor shall:
(a)declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(b)repay or distribute any dividend or share premium reserve;
(c)pay or allow any member of the Group to pay any management, advisory or other fee or taxes in respect of any share incentive scheme to or to the order of any of the direct or indirect shareholders of the Company; or
(d)redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
23.18.2Clause 23.18.1 does not apply to a Permitted Distribution.
23.18.3The Company must not (and must ensure that the members of the Covenant Group do not), without the prior written consent of the Lender, permit any restriction (contractual or otherwise) being placed, following the Closing Date, on any member of the Covenant Group's ability to make distributions to its shareholders other than the restrictions existing on the Closing Date.

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Restrictions on movement of cash – cash in
23.19Financial Indebtedness
23.19.1Except as permitted under Clause 23.19.2, no Obligor shall incur or allow to remain outstanding any Financial Indebtedness.
23.19.2Clause 23.19.1 does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.
23.20Share capital
No Obligor shall issue any shares or share capital (or any instrument convertible into shares or share capital) to any person except pursuant to a Permitted Share Issue.
Miscellaneous
23.21Insurance
23.21.1Each Obligor shall (and shall ensure that each other member of the Covenant Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in comparable jurisdictions.
23.21.2All insurances must be with reputable independent insurance companies or underwriters.
23.22Access
23.22.1Upon reasonable notice by the Lender to that Obligor, each Obligor shall (or shall procure that each other relevant member of the Covenant Group will) allow any one or more representatives of the Finance Parties and/or accountants or other professional advisers and contractors appointed by the Finance Parties to have access during normal business hours to (a) the premises, assets, books and records of that member of the Covenant Group and (b) meet and discuss matters with senior management.
23.22.2The Lender may not give notice under Clause 23.22.1 more than once every financial year, unless it reasonably believes that a Default is continuing or may have occurred or may occur and notifies the Company that it is exercising its rights under this Clause 23.22.
23.23Intellectual Property Rights
Each Obligor shall (and shall procure that each other member of the Covenant Group will):
23.23.1make any registration and pay any fee or other amount which is necessary to retain and protect the Intellectual Property Rights which are material to the business of a member of the Covenant Group;
23.23.2use reasonable endeavours to prevent third parties infringing those Intellectual Property Rights in any material respect; and
23.23.3not use or permit any such Intellectual Property Right to be used in a way which may, or take or omit to take any action which may, materially and adversely affect the existence or value of such Intellectual Property Right, in each case where failure to do so, or such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

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23.24Prohibition on amendments to documents and resolutions
23.24.1No Obligor shall (and shall ensure that no other member of the Covenant Group will):
(a)amend, vary, novate, supplement, supersede, waive or terminate any term of its memorandum of incorporation or other constitutional documents (including the shareholders' agreement of the Company);
(b)amend, vary, novate, supplement, supersede, waive or terminate any term of any documents delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent),
23.24.2in each case, in a manner or to an extent which is reasonably likely in any way to adversely affect the interests of the Finance Parties under the Finance Documents without the express prior written consent of the Lender.
23.24.3The Company must promptly supply to the Lender a copy of any amendment to or waiver of any of the documents, or any agreement with any shareholder in the Company (or any of their Affiliates), in either case referred to in Clause 23.24.1 above.
23.25Bank accounts
No Obligor shall open or maintain any account or enter into any banking relationship with any branch of any bank or other financial institution providing similar services other than with an Acceptable Bank.
23.26Treasury Transactions
No Obligor shall enter into any Treasury Transaction, other than:
23.26.1spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and
23.26.2any Treasury Transaction expressly permitted in writing by the Lender.
23.27Further assurance
23.27.1Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as any Finance Party may reasonably specify (and in such form as the Finance Party may reasonably require in favour of the Finance Party or its nominee(s)):
(a)to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or the Finance Parties provided by or pursuant to the Finance Documents or by law;
(b)to confer on the Lender or confer on the Finance Parties Security over any property and assets of that member of the Group and/or Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or
(c)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
23.27.2Each Obligor shall take all such action as is available to it (including making all filings and registrations) as is necessary for the purpose of the creation, perfection,

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protection or maintenance of any Security conferred or intended to be conferred on the Lender or the Finance Parties by or pursuant to the Finance Documents.
24.EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 24 (other than Clause 24.19 (Acceleration)) is an Event of Default.
24.1Non-payment
A Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
24.1.1its failure to pay is caused by administrative or technical error or a Disruption Event; and
24.1.2payment is made within three Business Days of its due date.
24.2Financial covenants
Any requirement of Clause 22 (Financial Covenants) is not satisfied.
24.3Other obligations
24.3.1An Obligor or any other member of the Covenant Group does not comply, timeously and in full, with any provision of the Finance Documents to which it is party (other than, in respect of a Borrower only, those referred to in Clause 24.1 (Non-payment) and Clause 22 (Financial Covenants)).
24.3.2No Event of Default under Clause 24.3.1 will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (a) the Lender giving notice to an Obligor and (b) an Obligor or any other member of the Covenant Group becoming aware of the failure to comply.
24.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor or any other member of the Covenant Group in the Finance Documents to which it party or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation or breach of warranty:
24.4.1are capable of remedy; and
24.4.2are remedied within 15 Business Days of the earlier of the Lender giving notice and any Obligor becoming aware of the misrepresentation or breach of warranty.
24.5Cross default
24.5.1Any of the following occurs in respect of any Obligor or any other member of the Covenant Group:
(a)any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period); or
(b)any of its Financial Indebtedness:

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(i)is declared to be or otherwise becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee;
(ii)is placed on demand;
(iii)is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or
(iv)is terminated or closed out or is capable of being terminated or closed out, in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or
(c)any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, or is capable of being cancelled or suspended by such provider, in each case, as a result of an event of default or any provision having a similar effect (howsoever described).
24.5.2No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 24.5.1(a) to 24.5.1(c) above is less than USD5,000,000 (or its equivalent in any other currency or currencies).
24.6Insolvency
24.6.1An Obligor or any other member of the Covenant Group:
(a)is, or is deemed for the purposes of any applicable law to be, insolvent or unable to pay its debts as they fall due;
(b)by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or announces an intention to do so; or
(c)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to the rescheduling, restructuring or compromise of any of its indebtedness.
24.6.2The value of the assets of any member of an Obligor or any other member of the Covenant Group is less than its liabilities (taking into account contingent and prospective liabilities).
24.6.3A moratorium is declared, instituted or takes effect in respect of any of the indebtedness of any member of an Obligor or any other member of the Covenant Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.7Insolvency proceedings
24.7.1Any corporate action, legal proceedings or other procedure or step (including an application to court, proposal or convening of a meeting) is taken with a view to:
(a)the suspension of payments, a moratorium of any indebtedness, bankruptcy, liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any other member of the Covenant Group;

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(b)a composition, compromise, assignment or arrangement with any creditor of an Obligor or any other member of the Covenant Group;
(c)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner or other similar officer in respect of an Obligor or any other member of the Covenant Group or all or substantially all of their assets; or
(d)enforcement of any Security over any assets of an Obligor or any other member of the Covenant Group, or any analogous procedure or step is taken in any jurisdiction.
24.7.2A meeting is proposed or convened by the directors of an Obligor or any other member of the Covenant Group, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of an Obligor or any other member of the Covenant Group, or any analogous procedure or step is taken in any jurisdiction.
24.8Creditors' process
24.8.1Any expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or any other member of the Covenant Group.
24.8.2No Event of Default will occur under Clause 24.8.1 if:
(a)the aggregate value of those assets is less than USD2,500,000 (or its equivalent in any other currency or currencies); or
(b)that expropriation, attachment, sequestration, implementation of any business rescue plan, distress or execution or any analogous process in any jurisdiction is being contested in good faith and is discharged within 60 Business Days.
24.9Failure to comply with court judgment or arbitral award
24.9.1An Obligor or any other member of the Covenant Group fails to discharge in full by the applicable due date, any amount payable pursuant to a final judgement or order made or given by any court or other authority of competent jurisdiction in any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry (including any such investigations, proceedings or enquiry by any competition authority, environmental authority, tax authority or sector specific regulatory authority).
24.9.2For the purposes of Clause 24.9.1 above, a final judgment or order means a judgment or order:
(a)which is not appealable, or which is appealable but in respect of which the period for the lodging of an appeal has lapsed and the applicable Obligor or other member of the Covenant Group has failed to institute appeal proceedings; and
(b)which is not capable of rescission or being set aside, or which is capable of rescission or being set aside but in respect of which the period for applying for rescission or setting-aside has lapsed and the applicable Obligor or other member of the Covenant Group has failed to apply for rescission or setting-aside or has applied for rescission or setting-aside of such judgment or order and the application for rescission or setting-aside has been denied.

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24.10Unlawfulness and invalidity
24.10.1It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.
24.10.2Any obligation or obligations of a party (other than a Finance Party) to a Finance Document, under any Finance Document, for any reason, is not or ceases to be legal, valid, binding or enforceable.
24.10.3Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
24.11Cessation of business
An Obligor or any other member of the Covenant Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or changes the nature of its business from that undertaken as at the date of this Agreement without the express prior written consent of the Lender.
24.12Audit qualification
24.12.1The Auditors of the Group qualify the audited annual consolidated financial statements of the Company.
24.12.2The Auditors of a member of the Covenant Group qualify the audited annual financial statements of that member of the Covenant Group provided that the grounds for such qualification are material to the rights and obligations of the Finance Parties in the context of the Finance Documents.
24.13Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced or threatened:
24.13.1in relation to the Finance Documents or the transactions contemplated in the Finance Documents; or
24.13.2otherwise against an Obligor or any other member of the Covenant Group or its assets, which, in each case, if adversely determined, has, or is reasonably likely to have, a Material Adverse Effect.
24.14Expropriation
24.14.1The authority or ability of an Obligor or any other member of the Covenant Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Covenant Group or any of its assets.
24.14.2By the authority of any governmental, regulatory or other authority or other person:
(a)the management of an Obligor or any other member of the Covenant Group is wholly or substantially replaced; or

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(b)all or a majority of the shares of an Obligor or any other member of the Covenant Group or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.
24.15Repudiation and rescission of agreements
A party (other than a Finance Party) to a Finance Document or any Transaction Security rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
24.16Material adverse change
Any event or circumstance occurs which, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.
24.17Environmental matters
24.17.1The Company or any member of the Covenant Group does not:
(a)comply with all Environmental Law;
(b)obtain, maintain and ensure compliance with all requisite Environmental Permits; and
(c)implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect or is reasonably likely to result in any liability for the Finance Parties in an amount (in respect of any one or more claims) equal to or greater than USD25,000 (or its equivalent in any other currency or currencies).
24.17.2An Environmental Claim has commenced or is threatened against the Company or any member of the Covenant Group where that claim has or is reasonably likely, if determined against the Company or that member of the Covenant Group, to have a Material Adverse Effect.
24.18Condition subsequent
The Company shall, by no later than 60 days from the Closing Date (or such later date as may be agreed by the Lender in writing), ensure that Main Street 2000 has acceded to this Agreement as an Additional Guarantor in accordance with the terms of Clause 26.2 (Additional Guarantors).
24.19Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Lender may, without prejudice to any other rights or remedies which a Finance Party may have under any Finance Document or at law:
24.19.1by notice to the Company;
(a)cancel each Available Commitment of the Lender at which time each such Available Commitment shall immediately be cancelled and the Facilities shall immediately cease to be available for further utilisation;
(b)declare that all or part of the Facility Outstandings are immediately due and payable, at which time they shall become immediately due and payable; and/or

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(c)declare that all or part of the Facility Outstandings be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or
24.19.2exercise any or all of the other rights, remedies, powers or discretions arising under the Finance Documents.

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SECTION 9
CHANGES TO PARTIES
25.CHANGES TO THE LENDER
25.1Assignments and transfers by the Lender
Subject to this Clause 25 (Changes to the Lender), a Lender (the Existing Lender) may:
25.1.1assign any of its rights; or
25.1.2transfer by novation any of its rights and obligations,
(in each case, a Transfer) under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a New Lender).
25.2Conditions of assignment or transfer
25.2.1The prior consent of the Company is required for a Transfer by an Existing Lender, unless the Transfer is made by the Existing Lender:
(a)to another Lender or an Affiliate of any Lender;
(b)to a person identified in Schedule 9 (Acceptable Lenders);
(c)to a fund which is a Related Fund of that Existing Lender; or
(d)at a time when an Event of Default is continuing.
25.2.2Where the consent of the Company to a Transfer is required that consent must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
25.2.3A Transfer will only be effective if the procedure set out in Clause 25.4 below (Procedure for transfer) is complied with.
25.2.4If:
(a)the Lender Transfers any of its rights or obligations under the Finance Documents; and
(b)as a result of circumstances existing at the date the Transfer or change occurs, the Company would be obliged to make a payment to the New Lender under Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs),
then, unless the Transfer is made by a Lender in order to mitigate in accordance with Clause 17 (Mitigation by the Lender) any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the Transfer or change had not occurred.
25.2.5Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Existing Lender has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the Existing Lender in accordance with this Agreement on or prior to the date on which the

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Transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained the Lender.
25.3Limitation of responsibility of Existing Lenders
25.3.1Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(b)the financial condition of a Borrower;
(c)the performance and observance by a Borrower, an Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or
(d)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
25.3.2Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the relevant Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and
(b)will continue to make its own independent appraisal of the creditworthiness of the relevant Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
25.3.3Nothing in any Finance Document obliges an Existing Lender to:
(a)accept a re-Transfer from a New Lender of any of the rights and obligations Transferred under this Clause 25; or
(b)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by a Borrower of its obligations under the Finance Documents or otherwise.
25.4Procedure for transfer
25.4.1Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), a Transfer is effected in accordance with Clause 25.4.3 below when the Existing Lender and New Lender executes an otherwise duly completed Transfer Certificate.
25.4.2The Lender shall only be obliged to execute a Transfer Certificate once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
25.4.3On the Transfer Date:

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(a)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each Borrower and each other Obligor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);
(b)each Borrower, each other Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower or that other Obligor and the New Lender have assumed and/or acquired the same in place of the Discharged Rights and Obligations;
(c)the Lender, the Arranger and the New Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Lender, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(d)the New Lender shall become a Party as a Lender.
25.5Procedure for assignment
25.5.1Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), a Transfer is effected in accordance with Clause 25.5.3 below when the Existing Lender and the New Lender executes an otherwise duly completed Assignment Agreement.
25.5.2The Lender shall only be obliged to execute an Assignment Agreement once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
25.5.3On the Transfer Date:
(a)the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(b)the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(c)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
25.5.4The Lender may utilise procedures other than those set out in this Clause 25.5 to assign their rights under the Finance Documents (but not, without the consent of the relevant member of the Group or Obligor or unless in accordance with Clause 25.4 (Procedure for transfer), to obtain a release by that relevant member of the Group or Obligor from the obligations owed to that relevant member of the Group or Obligor by the Lender nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer) above.

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25.5.5In this Clause above, Assignment Agreement means an agreement substantially in the form set out in the form of facilities agreement recommended by the LMA for leverage finance transactions, or any other form agreed between the relevant assignor and assignee.
25.6Copy of Transfer Certificate and Assignment Agreement to Company
The Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.
25.7Security over Lender's rights
In addition to the other rights provided to Lender under this Clause 25, the Lender may without consulting with or obtaining consent from Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
25.7.1any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
25.7.2in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
25.7.3release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or
25.7.4require any payments to be made by a member of the Group or an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.CHANGES TO THE OBLIGORS
26.1Assignment and transfers by Obligors
No Obligors may assign any of its rights nor transfer any of its rights or obligations under the Finance Documents.
26.2Additional Guarantors
26.2.1The Company shall ensure Main Street 2000 becomes an Additional Guarantor in accordance with Clause 24.18 (Condition subsequent).
26.2.2Main Street 2000 shall become an Additional Guarantor if:
(a)the Company and Main Street 2000 deliver to the Lender a duly completed and executed Accession Deed; and
(b)the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to Main Street 2000, each in form and substance satisfactory to the Lender.
26.2.3The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other

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evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to Main Street 2000.
26.3Resignation of a Guarantor
26.3.1The Company may request that a Guarantor (other than the Company or a Borrower) ceases to be a Guarantor by delivering to the Lender a Resignation Letter.
26.3.2The Lender may accept a Resignation Letter at its discretion and notify the Company of its acceptance.

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SECTION 10
THE FINANCE PARTIES
27.THE ADMINISTRATIVE PARTIES
27.1Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
28.CONDUCT OF BUSINESS BY THE SECURED PARTIES
No provision of this Agreement will:
28.1interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
28.2oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
28.3oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.SHARING AMONG THE FINANCE PARTIES
29.1Payments to the Lender when the Transaction Security has become enforceable
Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Lender may require:
29.1.1any Obligor to pay all sums due under any Finance Document; or
29.1.2all sums received or recovered from an Obligor under any Finance Document, in each case as the Lender may direct for application in accordance with the terms of the Security Documents.
30.FINANCE PARTY RIGHTS
Clauses 27 (The Administrative Parties) to Clause 29 (Sharing Among the Finance Parties) are for the benefit of the Finance Parties only. The Obligors shall not have any rights or benefits under those Clauses.

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SECTION 11
ADMINISTRATION
31.PAYMENT MECHANICS
31.1Payments to the Lender
31.1.1On each date on which a Borrower is required to make a payment under a Finance Document, that Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
31.1.2Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender, in each case, specifies. Until otherwise notified by the Lender from time to time:
(a)its bank account details for payments in USD are as follows:
Bank:    JP Morgan Chase Bank, N.A., New York
Account Name:    FirstRand Bank Limited
Account Number:    0011-749322
Branch Code:    CHASUS33
Reference:    Powerfleet
(b)its bank account details for payments in ZAR are as follows:
Bank:    First National Bank
Account Name:    Domestic Money Market Account
Account Number:    5061 9016 740
Branch Code:    255 005
Reference:    IBD Powerfleet
31.2Distributions by the Lender
Each payment received by the Lender under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to the Borrowers) be made available by the Lender as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Lender by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.
31.3Distributions to the Borrowers
The Lender may (with the consent of the Company or in accordance with Clause 31.10 (Set-off)) apply any amount received by it for a Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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31.4Partial payments
31.4.1If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by a Borrower under those Finance Documents, the Lender shall apply that payment towards the obligations of that Borrower under those Finance Documents in the following order:
(a)first, in or towards payment pro rata of any unpaid amount owing to the Lender, any Receiver, any Delegate or the Arranger under the Finance Documents;
(b)secondly, in or towards payment pro rata of any accrued interest, fees, Break Costs or commission due but unpaid under those Finance Documents;
(c)thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and
(d)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
31.4.2The Lender may vary the order set out in Clause 31.4.1 above.
31.4.3This Clause 31.4 will override any appropriation made by a Borrower.
31.5No set-off by a Borrower
All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
31.6Business Days
31.6.1Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
31.6.2During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.7Currency of account
31.7.1Subject to the provisions of this Clause below, dollars is the currency of account and payment for any sum due from a Borrower under any Finance Document.
31.7.2Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
31.7.3Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
31.8Change of currency
31.8.1Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into,

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or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and
(b)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
31.8.2If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market, as applicable, and otherwise to reflect the change in currency.
31.9Disruption to payment systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Company that a Disruption Event has occurred:
31.9.1the Lender may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Lender may deem necessary in the circumstances;
31.9.2the Lender shall not be obliged to consult with the Company in relation to any changes mentioned Clause 31.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
31.9.3the Lender shall consult with the Finance Parties in relation to any changes mentioned in Clause 31.9.1 above;
31.9.4any such changes agreed upon by the Lender and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
31.9.5the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.9; (Disruption to payment systems etc.) and
31.9.6the Lender shall notify the Finance Parties of all changes agreed pursuant to Clause 31.9.4 above.
31.10Set-off
A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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32.NOTICES
32.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.
32.2Addresses
The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
32.2.1in the case of each Obligor:
Address:    Powerfleet, Inc
    123 Tice Boulevard
Woodcliff Lake, NJ 07677
Email address:    ***
For the attention of:    Chief Financial Officer;
with a copy (which shall constitute notice to):
    Olshan Frome Wolosky LLP
    1325 Avenue of the Americas
    New York, NY 10019
Email address:    ***
    ***
For the attention of:     Michael R. Neidell and Honghui S. Yu
32.2.2in the case of the Original Lender:
Address:    1 Merchant Place
14th Floor
Cnr Fredman Drive and Rivonia Road
Sandton, 2196
Email address:    ***
For the attention of:    Head of Transaction Management;
32.2.3in the case of the Arranger:
Address:    1 Merchant Place
14th Floor
Cnr Fredman Drive and Rivonia Road
Sandton, 2196
Email address:    ***
For the attention of:    Head of Transaction Management;

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32.2.4in the case of any other Lender, those details notified in writing to the Lender on or before the date on which it becomes a Party, or any substitute address or email address or department or officer as the Party may notify in writing to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.
32.3Delivery
32.3.1Any communication, notice or document (for purposes of this Clause a communication) made or delivered by one person to another under or in connection with the Finance Documents will:
(a)if by way of email, be deemed to have been received when actually received (or made available) in readable form;
(b)if delivered by hand, be deemed to have been received at the time of delivery; and
(c)if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending, and provided, if a particular department or officer is specified as part of its address details provided under Clause 32.2 above (Addresses), if such communication is addressed to that department or officer.
32.3.2Any communication to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer specified in Clause 32.2 (Addresses), (or any substitute department or officer as the Lender shall specify for this purpose).
32.3.3Any communication which becomes effective, in accordance with this Clause 32.3, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
32.4Notification of address and email address
Upon receipt of notification of an address or email address or change of address or email address pursuant to Clause 32.2 (Addresses), or changing its own address or email address, the Lender shall notify the other Parties as soon as reasonably practicable.
32.5Direct electronic delivery by an Obligor
An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to the Lender by delivering that information directly to the Lender in accordance with Clause 32.3 (Delivery) to the extent that the Lender agrees to this method of delivery.
32.6English language
32.6.1Any notice or other document given under or in connection with any Finance Document shall be in English.
32.6.2All other documents provided under or in connection with any Finance Document must be:
(a)in English; or
(b)if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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33.CALCULATIONS AND CERTIFICATES
33.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
33.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
33.3Day count convention and interest calculation
33.3.1Notwithstanding the provision in the Agreement that regulate the day count convention that applies to calculations of interest, commission or fees accruing under a Finance Document, the Parties agree that any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(a)on the basis of the actual number of days elapsed and a year of 360 days for USD Loans and 365 days for ZAR Loans (irrespective of whether the year in question is a leap year);  and
(b)subject to Clause 33.3.2 below, without rounding.
33.3.2The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by a Borrower under a Finance Document shall be rounded to two decimal places.
34.AMENDMENTS AND WAIVERS
34.1Required consents
34.1.1A term of the Finance Documents may be amended or waived only with the consent of the Lender and the Company.
34.1.2The Lender may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
34.1.3No amendment or waiver contemplated by this Clause 34 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.
34.2Exceptions
34.2.1An amendment or waiver which relates to the rights or obligations of the Arranger (each in their capacity as such) may not be effected without the consent of the Arranger.
34.2.2An amendment of any provision of Clauses 27 (The Administrative Parties) to Clause 29 (Sharing Among the Finance Parties) may be effected without the consent of or notice to the Company, provided that no such amendment to these Clauses shall adversely affect the rights of the Obligors under the Finance Documents or result in the creation of any additional obligations of the Obligors under any Finance Document.

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34.3Changes to reference rates
34.3.1Subject to Clause 34.2 (Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(a)providing for the use of a Replacement Reference Rate in relation to any Published Rate;  and
(b)
(i)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(ii)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(iii)implementing market conventions applicable to that Replacement Reference Rate;
(iv)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate;  or
(v)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Original Lender (acting on the instructions of all the Lenders) and the Borrowers.
34.3.2If any Lender fails to respond to a request for an amendment or waiver described in Clause 34.3.1 within 15 Business Days (or such longer time period in relation to any request which the Borrowers and the Original Lender may agree) of that request being made:
(a)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(b)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
34.3.3In this Clause 34.3:
(a)Published Rate means:
(i)SOFR;
(ii)the Term SOFR for any Quoted Tenor; or
(iii)the 3-Month Treasury Bill Rate.

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(b)Published Rate Replacement Event means, in relation to a Published Rate:
(i)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lenders and the Borrower, materially changed;
(ii)
(A)
(x)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(y)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(B)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(C)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(D)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;
(iii)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(A)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lenders) temporary; or
(B)in the opinion of the Lenders, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
(c)Quoted Tenor means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
(d)Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
(e)Replacement Reference Rate means a reference rate which is:
(i)formally designated, nominated or recommended as the replacement for a Published Rate by:

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(A)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;
(ii)in the opinion of the Lenders, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(iii)in the opinion of the Lenders, an appropriate successor to a Published Rate.
34.4Replacement of Lender
34.4.1If:
(a)any Lender becomes a Non-Consenting Lender (as defined in Clause 34.4.4); or
(b)an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Mandatory Prepayment - illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender, then the Company may, on 15 Business Days' prior written notice to the Lender and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lender) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.
34.4.2The replacement of a Lender pursuant to this Clause 34.4 shall be subject to the following conditions:
(a)the Company shall have no right to replace the Lender;
(b)the Lender shall have no obligation to the Company to find a Replacement Lender;
(c)in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;
(d)in no event shall the Lender replaced under this Clause 34.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(e)the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.4.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

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34.4.3A Lender shall perform the checks described in Clause 34.4.2(e) above as soon as reasonably practicable following delivery of a notice referred to in Clause 34.4.1 and shall notify the Lender and the Company when it is satisfied that it has complied with those checks.
34.4.4In the event that:
(a)the Company or the Lender (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(b)the consent, waiver or amendment in question requires the approval of all the Lenders; and
(c)Lenders whose Commitments aggregate more than 33.3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 33.3 per cent. of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
35.CONFIDENTIAL INFORMATION
35.1Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 below (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
35.2Disclosure of Confidential Information
Any Finance Party may disclose:
35.2.1to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
35.2.2to any other person:
(a)to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Lender and in each case, and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(b)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

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(c)appointed by any Finance Party or by a person to whom paragraphs (a) or (b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(d)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (a) or (b);
(e)to whom and to the extent that information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(f)to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)to whom or for whose benefit and to the extent that that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lender's rights);
(h)to any rating agency or direct provider of credit protection to a Finance Party;
(i)who is a Party; or
(j)with the consent of the Company,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(i)in relation to paragraphs (a), (b) and (c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(ii)in relation to paragraph (d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(iii)in relation to paragraphs (e), (f) and (g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
35.2.3to any person appointed by that Finance Party or by a person to whom Clause 35.2.2(a) or Clause 35.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 35.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration/Settlement Service

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Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
35.2.4to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers.
35.3Entire agreement
This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
35.4Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
35.5Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
35.5.1of the circumstances of any disclosure of Confidential Information to be made (where practicable) or made pursuant to Clause 35.2.2(d) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and
35.5.2upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
35.6Continuing obligations
The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
35.6.1the date on which all amounts payable by a Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
35.6.2the date on which such Finance Party otherwise ceases to be a Finance Party.
36.CONFIDENTIALITY OF FUNDING RATES
36.1Confidentiality and disclosure
36.1.1The Original Lender and the Borrowers agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clauses 36.1.2 and 36.1.3.
36.1.2The Original Lender may disclose:
(a)any Funding Rate to the Borrowers pursuant to Clause 8.5 (Notifications);  and

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(b)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration /Settlement Service Provider or such other form of confidentiality undertaking agreed between the Original Lender and the relevant Lender, as the case may be.
36.1.3The Original Lender may disclose any Funding Rate, and the Borrowers may disclose any Funding Rate, to:
(a)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(b)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Original Lender or the Borrowers, as the case may be, it is not practicable to do so in the circumstances;
(c)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigation, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Original Lender or the Borrower, as the case may be, it is not practicable to do so in the circumstances;  and
(d)any person with the consent of the relevant Lender, as the case may be.
36.2Related obligations
36.2.1The Original Lender and the Borrowers acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Original Lender and the Borrowers undertake not to use any Funding Rate.
36.2.2The Original Lender and the Borrowers agree (to the extent permitted by law and regulation) to inform the relevant Lender, as the case may be:
(a)of the circumstances of any disclosure made pursuant to Clause 36.1.3(b) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function;  and
(b)upon becoming aware that any information has been disclosed in breach of this Clause 35.3.

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36.3No Event of Default
No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of a Borrower's failure to comply with this Clause 36.
37.GENERAL PROVISIONS
37.1Sole agreement
The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.
37.2No implied terms
No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in a Finance Document.
37.3Rights and remedies
37.3.1No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of each Finance Party under the Finance Documents:
(a)are cumulative and not exclusive of its rights under the general law;
(b)may be exercised as often as the Finance Party requires;
(c)may be waived only in writing and specifically.
37.3.2Delay in the exercise or non-exercise of any right does not constitute a waiver of that right or an election to affirm any of the Finance Documents. An election to affirm or a waiver shall be effective only in writing and if specifically expressed to be so.
37.4Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term inoperable in this Clause 37.4 shall include, without limitation, inoperable by way of suspension or cancellation.
37.5Further assurances
The Company must perform, or procure the performance of, all further things, and execute and deliver (or procure the execution and delivery) of all further documents, as may be required by any applicable law or regulation or as may be necessary to implement or give effect to this Agreement and the other Finance Documents and the transactions contemplated therein.
37.6Independent advice
The Company acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, the Company acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

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37.7Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.GOVERNING LAW
This Agreement (including Clause 39.1 (Jurisdiction)) and any non-contractual obligations arising out of or in connection with it are governed by English law.
39.ENFORCEMENT
39.1Jurisdiction
39.1.1The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
39.1.2The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
39.1.3This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
39.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
39.2.1irrevocably appoints MiX Telematics Europe Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
39.2.2agrees that failure by a process agent to notify an Obligor of the process will not invalidate the proceedings concerned.
40.WAIVER OF IMMUNITY
The Company irrevocably and unconditionally:
40.1agrees not to claim any immunity from suit, execution, attachment or other legal process brought by a Finance Party against it in relation to a Finance Document, and to ensure that no such claim is made on its behalf;
40.2consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
40.3waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURE PAGE
THE COMPANY
/s/ Steve Towe

For and on behalf of: POWERFLEET, INC
Name:	Steve Towe
Office:	CEO
(who warrants his authority)

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SIGNATURE PAGE
BORROWER
/s/ Steve Towe

For and on behalf of: POWERFLEET, INC
Name:	Steve Towe
Office:	CEO
(who warrants his authority)

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SIGNATURE PAGE
  BORROWER
/s/ Paul Dell

For and on behalf of: MIX TELEMATICS PROPRIETARY LIMITED
Name:	Paul Dell
Office:	Director
(who warrants his authority)

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SIGNATURE PAGE
  ORIGINAL GUARANTOR
/s/ Steve Towe

For and on behalf of: POWERFLEET, INC
Name:	Steve Towe
Office:	CEO
(who warrants his authority)

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SIGNATURE PAGE
  ORIGINAL GUARANTOR
/s/ Steve Towe

For and on behalf of: I.D. SYSTEMS, INC
Name:	Steve Towe
Office:	CEO
(who warrants his authority)

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SIGNATURE PAGE
  ORIGINAL GUARANTOR
/s/ Steve Towe

For and on behalf of: POWERFLEET CANADA HOLDINGS INC.
Name:	Steve Towe
Office:	CEO
(who warrants his authority)

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SIGNATURE PAGE
THE ARRANGER
/s/ Blessings Magagane                 /s/ Londa Sithole

For and on behalf of: FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)		For and on behalf of: FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
Name:	Blessings Magagane	Name:	Londa Sithole
Office:	Authorised	Office:	Authorised
	(who warrants his authority)		(who warrants his authority)

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SIGNATURE PAGE
THE ORIGINAL LENDER
/s/ Blessings Magagane                 /s/ Londa Sithole

For and on behalf of: FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)		For and on behalf of: FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
Name:	Blessings Magagane	Name:	Londa Sithole
Office:	Authorised	Office:	Authorised
	(who warrants his authority)		(who warrants his authority)

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